QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Rights to Purchase Preferred Shares)
of
Prima Energy Corporation
at
$39.50 Net Per Share
by
Raven Acquisition Corp.,
an indirect wholly-owned subsidiary of
Petro-Canada

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON THURSDAY, JULY 22, 2004, UNLESS THE OFFER IS EXTENDED.

        The offer (the "Offer") is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 2004 (the "Merger Agreement"), by and among Petro-Canada (US) Holdings Ltd., a Delaware corporation ("Parent"), Raven Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and Prima Energy Corporation, a Delaware corporation ("Prima"). The Offer is conditioned upon, among other things:

  •
  there having been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of common stock, par value $0.015 per share, of Prima, including the associated rights to purchase shares of Prima's preferred stock (collectively, the "Shares"), that would, together with any other shares beneficially owned by Parent and its affiliates, constitute more than 50% of the voting power (determined on a fully-diluted basis); and

  •
  since December 31, 2003, there having been no event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect (as defined herein) on Prima.

The Offer is also subject to certain other conditions described in this Offer to Purchase. See "Section 1—Terms of the Offer; Expiration Date" and "Section 14—Conditions of the Offer," which set forth in full the conditions to the Offer.

        The board of directors of Prima has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (as defined herein), are advisable and fair to, and in the best interests of, Prima and its stockholders (the "Stockholders"), has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and Merger, and has recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") or to Harris Nesbitt Corp. (the "Dealer Manager") at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

Georgeson Shareholder Communications Inc. 17 State Street, 10th Floor New York, New York 10004 Banks and Brokers Call: (212) 440-9800 All Others Call Toll Free: (800) 248-5167	Harris Nesbitt Corp. 700 Louisiana Street, Suite 4400 Houston, Texas 77002 Call: (713) 223-4400

June 23, 2004

IMPORTANT

        The rights to purchase shares of preferred stock of Prima associated with each Share are presently evidenced by the certificate for such Share, and your tender of such Share will also constitute a tender of the associated rights to purchase shares of preferred stock of Prima.

        If you wish to tender all or any portion of your Shares, you should either:

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to Mellon Investor Services LLC (the "Depositary") and either (i) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or (ii) deliver such Shares pursuant to the procedure for book-entry transfer as set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, or

  •
  request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If you have Shares registered in the name of a banker, dealer, broker, trust company or other nominee, you must contact it if you desire to tender your Shares.

        If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

TABLE OF CONTENTS

		Page
Summary Term Sheet		1
Introduction		8
Section 1.	Terms of the Offer; Expiration Date	12
Section 2.	Acceptance for Payment and Payment for Shares	15
Section 3.	Procedures for Accepting the Offer and Tendering Shares	16
Section 4.	Withdrawal Rights	19
Section 5.	Material U.S. Federal Income Tax Consequences	20
Section 6.	Price Range of Shares; Dividends	22
Section 7.	Possible Effects of the Offer on the Market for Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations	23
Section 8.	Certain Information Concerning Prima	25
Section 9.	Certain Information Concerning Purchaser, Parent and Petro-Canada	27
Section 10.	Financing of the Offer and the Merger	28
Section 11.	Background of the Offer; Past Contacts or Negotiations with Prima	29
Section 12.	Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights	32
Section 13.	Dividends and Distributions	53
Section 14.	Conditions of the Offer	54
Section 15.	Certain Legal Matters and Regulatory Approvals	56
Section 16.	Fees and Expenses	58
Section 17.	Miscellaneous	59

i

SUMMARY TERM SHEET

        Raven Acquisition Corp., which is referred to in this Offer to Purchase as "Purchaser," "we" or "us," is offering to purchase all of the outstanding shares of common stock, including the associated rights to purchase shares of preferred stock, of Prima Energy Corporation, which is referred to in this Offer to Purchase as "Prima," for $39.50 per share (including the associated rights to purchase shares of preferred stock) in cash. The following are some of the questions you, as a stockholder of Prima, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for the Offer because the information in this Summary Term Sheet is not complete. Additional important information about the Offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for the Offer. We have included references to the sections of this document where you will find a more complete discussion of the topics covered in this Summary Term Sheet.

Who is offering to buy my Shares?

        We are called Raven Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer and merging with Prima. We are a wholly-owned subsidiary of Petro-Canada (US) Holdings Ltd., which is referred to in this Offer to Purchase as "Parent." Parent is a wholly-owned subsidiary of Petro-Canada, a Canadian corporation. Petro-Canada is one of Canada's largest oil and gas companies, operating in both the upstream and downstream sectors of the industry in Canada and internationally. See "Section 9—Certain Information Concerning Purchaser, Parent and Petro-Canada."

What shares are you offering to purchase?

        We are offering to purchase all of the outstanding shares of common stock of Prima, together with the associated rights to purchase shares of preferred stock. In this Offer to Purchase, "Share" means a share of common stock, par value $0.015 per share, of Prima, together with the right to purchase shares of preferred stock of Prima associated with that Share. See "Section 1—Terms of the Offer; Expiration Date."

How much are you offering to pay and what is the form of payment?

        We are offering to pay $39.50 per Share, net to you, in cash (without interest) for each of your Shares. We will not pay any additional consideration for the rights to purchase preferred stock of Prima associated with the shares of Prima common stock. See "Section 1—Terms of the Offer; Expiration Date."

What are the "rights to purchase shares of preferred stock of Prima"?

        The rights to purchase shares of preferred stock of Prima were issued to all holders of shares of Prima common stock in connection with the adoption by Prima in May 2001 of a rights plan (sometimes colloquially known as a "poison pill"), but currently are not represented by separate certificates. Instead, they are represented by the certificate for the shares of Prima common stock. Unless the rights are distributed to the holders of Prima common stock, a tender of Shares will include a tender of the associated rights. If the rights are distributed, a holder of Shares will need to tender one right with each Share tendered.

Do I have to pay any brokerage or similar fees to tender?

        If you are a record owner of your Shares and you tender those Shares in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee and your broker tenders on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Do you have the financial resources to pay for the Shares?

        Yes, our parent company, Petro-Canada, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and acquire the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. This Offer is not subject to any financing condition. Petro-Canada will obtain the necessary funds from existing credit facilities and a new acquisition credit facility. See "Section 10—Financing of the Offer and the Merger."

Is our financial condition relevant to your decision to tender in the Offer?

        We do not think our financial condition is relevant to your decision whether to tender Shares and accept the offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we, through our ultimate parent company, Petro-Canada, have sufficient funds available to purchase all Shares validly tendered in the Offer;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger or for a price determined under the DGCL.

        See "Section 10—Financing of the Offer and the Merger."

How long do I have to tender my Shares in the Offer?

        Unless we extend our offer, you will have until 5:00 p.m., New York City time, on Thursday, July 22, 2004, to tender your Shares in the Offer. See "Section 1—Terms of the Offer; Expiration Date" and "Section 3—Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We agreed with Prima that we may extend the Offer if at the time the Offer is scheduled to expire (including at the end of an earlier extension) any of the conditions to the Offer is not satisfied (or waived by us). In addition, we will, at Prima's request, extend the Offer for one or more periods, up to 15 business days from the initial expiration date, if at any expiration of the Offer any conditions to the Offer not satisfied (or waived by us) are reasonably capable of being satisfied within such period.

        We may also extend the Offer for any period required by the rules of the Securities and Exchange Commission (the "SEC") or applicable law.

        We may also extend the Offer for one or more periods not exceeding ten business days, in the aggregate, if the number of Shares tendered and not withdrawn, together with the Shares then owned by Purchaser and Parent, represents less than 90% of the number of Shares outstanding on a fully diluted basis at the time the Offer is scheduled to expire. In this case, we will be deemed to have waived the conditions to the Offer related to the accuracy of Prima's representations and warranties contained in the Merger Agreement and the absence of a material adverse change to Prima, as well as certain of our rights to terminate the Merger Agreement.

        We may also elect to provide one or more "subsequent offering periods," which are additional periods of time beginning after we have purchased Shares tendered during the Offer, but not to exceed 20 business days in the aggregate, during which Stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. See "Section 1—Terms of the Offer; Expiration Date."

How will I be notified if the Offer is extended?

        If we extend the offer, we will inform Mellon Investor Services LLC (which is the Depositary for the Offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See "Section 1—Terms of the Offer; Expiration Date."

What are the most significant conditions to the Offer?

        There is no financing condition to the Offer; however, we are not obligated to purchase any tendered Shares:

  •
  unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer constitutes a majority of voting power of all securities of Prima on a fully-diluted basis (when we use the term "fully-diluted basis" we mean the number of Shares outstanding, together with the number of Shares that Prima may be required to issue under options it has outstanding) (this condition is called the "Minimum Condition" and cannot be waived without Prima's consent); or

  •
  if there has been a development or state of facts since December 31, 2003 that has had, or is reasonably likely to have, a Company Material Adverse Effect (as defined in the Merger Agreement) on Prima.

        The Offer is also subject to a number of other conditions. See "Section 14—Conditions of the Offer." We can waive any of the conditions to the Offer without Prima's consent, except the Minimum Condition.

How do I tender my Shares?

        To tender all or any portion of your Shares in the Offer, you must either deliver the certificate or certificates representing your tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly signed, together with any required signature guarantees and any other required documents, to Mellon Investor Services LLC, the Depositary for the Offer, or tender your shares using the book-entry procedure described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, prior to the expiration of the Offer.

        If your Shares are held in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your Shares in the Offer, the broker, dealer, bank, trust company or other nominee that holds your Shares must tender them on your behalf.

        If you cannot deliver something that is required to be delivered to the Depositary prior to the expiration of the Offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three trading day period. See "Section 3—Procedures for Accepting the Offer and Tendering Shares." A "trading day" is a day on which the National Association of Securities Dealers Automated Quotation System is open for business.

How do I withdraw previously tendered Shares?

        To withdraw some or all of the Shares you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. You can withdraw Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by August 21, 2004, you can withdraw them at any time after such date until we accept Shares for payment. If we decide to provide a subsequent offering period, we will accept Shares tendered during that period immediately and thus you will not be able to withdraw Shares tendered during any subsequent offering period. See "Section 4—Withdrawal Rights."

Has Prima's board of directors approved the Offer?

        Yes. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 2004, by and among Petro-Canada (US) Holdings Ltd., Prima and us. Prima's board of directors has unanimously:

  •
  determined that the Merger Agreement and the transactions contemplated by it, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Prima and its stockholders;

  •
  approved and declared advisable the Merger Agreement and the transactions contemplated by it, including the Offer and the Merger; and

  •
  recommended that Prima's stockholders accept the Offer and tender their Shares pursuant to our offer.

        See "Section 11—Background of the Offer; Past Contacts or Negotiations with Prima."

        The factors considered by Prima's board of directors in making the determinations and recommendation set forth above will be described in Prima's Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and mailed to you in connection with this Offer to Purchase.

        Goldman, Sachs & Co., which acted as financial advisor to Prima's board of directors, rendered its opinion to Prima's board of directors that, as of June 9, 2004 and based upon and subject to the factors and assumptions set forth in the written opinion, the $39.50 per Share in cash to be received by holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. Stockholders of Prima are urged to, and should, carefully read Prima's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Goldman, Sachs & Co., which is annexed thereto, in their entirety for a description of the procedures followed, the matters considered, the assumptions made and qualifications to, and limitations of, the review undertaken by Goldman, Sachs & Co.

        In the event Prima's board of directors withdraws or modifies, in a manner adverse to us, its approval or recommendation of the Merger Agreement, the Offer or the Merger, and we elect to terminate the Merger Agreement, Prima will be required to pay us a $17.9 million termination fee and reimburse our expenses in an amount not to exceed $2.5 million.

Have any Prima stockholders agreed to tender their Shares?

        Yes. In connection with entering into the Merger Agreement, each of Prima's directors and executive officers and a principal stockholder, and certain of their respective affiliates, entered into agreements with us agreeing to tender all of their Shares (which, excluding options to purchase shares held by these stockholders, represent approximately 21.9% of the outstanding Shares), and to vote in favor of the Merger. See "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights."

What are your plans if you successfully complete the Offer but do not acquire all of the outstanding Shares in the Offer?

        If we successfully complete the Offer, we intend to merge with and into Prima as soon as practicable thereafter. As a result of that merger, all of the outstanding Shares that are not tendered in our offer (other than Shares that are owned by Prima, Parent or us, and Shares that are owned by any stockholder of Prima who is entitled to and properly exercises appraisal rights under the Delaware General Corporation Law ("DGCL") in respect of their Shares) will be canceled and converted into the right to receive $39.50 per Share in cash (without interest).

        Our obligation to merge with Prima following the successful completion of the Offer is conditioned on the adoption of the Merger Agreement by the holders of a majority of Prima's outstanding Shares under the DGCL (if required), there being no provision of any applicable law or order of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger, any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or having been terminated and our having accepted for payment and paid for the Shares tendered in the Offer. If we successfully complete the Offer, we will hold a sufficient number of Shares to ensure the requisite adoption of the Merger Agreement by Prima's Stockholders under the DGCL to consummate the Merger. In addition, if we own at least 90% of the outstanding Shares, we will not be required to obtain stockholder approval to consummate the Merger. Prima has granted us an option, exercisable only if, among other things, we purchase at least 88% of the outstanding Shares in the Offer and any Subsequent Offering Periods, that would allow us to acquire a sufficient number of Shares so that our ownership would be at least 90% of the outstanding Shares.

If we successfully complete the Offer, what will happen to Prima's board of directors?

        Effective upon the acceptance for payment pursuant to the Offer of any Shares, we will be entitled to designate such number of directors, rounded up to the next whole number, to serve on the board of directors of Prima which equals the product of (i) the total number of directors on the board of directors (giving effect to the election of any additional directors and including current directors serving as officers of Prima) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment) bears to the number of Shares outstanding. Prima is obligated to take all actions necessary to cause our designees to be elected or appointed to Prima's board of directors, including increasing the size of the board of directors and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of Independent Directors (as defined herein) are serving on the board of directors of Prima in order to satisfy the Nasdaq National Market listing requirements). Subject to applicable law and to the extent permitted by the Nasdaq National Market listing requirements, Prima will cause individuals designated by us to constitute the same percentage as is on the entire board of directors of Prima (after giving effect to the election of any additional directors) to be on each committee of the board of directors of Prima.

Following the Offer, will Prima continue as a public company?

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq National Market. Even if the Merger does not take place, there may be so few remaining stockholders and publicly held Shares that there may not be an active public trading market (or, possibly, any public trading market) for them. Also, the Shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and Prima may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations."

If I decide not to tender, how will the Offer affect my Shares?

        If we successfully complete the Offer, but you do not tender your Shares in the Offer, and the Merger takes place, your Shares will be canceled and converted into the right to receive in such Merger the same amount of cash per Share which you would have received had you tendered your Shares in the Offer (without interest), subject to your right to pursue your appraisal rights under the DGCL. Therefore, if we complete the Merger, unless you perfect your appraisal rights under the DGCL, the only difference to you between tendering Shares accepted for payment in the Offer and not doing so is that you will be paid earlier if you tender your Shares.

        However, until the Merger is consummated or if the Merger were not to take place for some reason, the number of Stockholders and the number of Shares which are still in the hands of the public may be so small that there will no longer be an active public trading market (or possibly any public trading market) for the Shares.

        Also, Shares may no longer be eligible to be traded on the Nasdaq National Market, as Prima may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations."

        If we successfully complete the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See "Section 7—Possible Effects of the Offer on the Market for Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations."

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights are not available in connection with the Offer. If, however, you choose not to tender your Shares in the Offer and we purchase Shares in the Offer, appraisal rights will be available to you in connection with our merger with and into Prima. If you choose to exercise your appraisal rights in connection with the Merger, and you comply with the applicable requirements under the DGCL, you will be entitled to payment for your Shares based on a fair and independent appraisal of the value of your Shares. The value may be more or less than the $39.50 per Share that we are offering to pay you for your Shares in the Offer or that you would otherwise receive in the Merger. See "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On June 8, 2004, the last full trading day before we announced our offer, the last reported closing price per Share reported on the Nasdaq National Market was $39.56. On June 22, 2004, the last full trading day prior to the mailing of this offer to purchase, the closing sale price for Shares reported on Nasdaq was $39.39 per Share. Please obtain a recent quotation for Shares before deciding whether to tender your Shares. See "Section 6—Price Range of Shares; Dividends."

What are the federal income tax consequences of the proposed transactions?

        Your receipt of cash consideration in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. In general, a Prima stockholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the Prima stockholder's tax basis in the Shares sold or exchanged. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See "Section 5—Material U.S. Federal Income Tax Consequences."

Who can I talk to if I have questions about the tender offer?

        You can call Georgeson Shareholder Communications Inc., the Information Agent for the Offer, or Harris Nesbitt Corp., the Dealer Manager for the Offer. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

Georgeson Shareholder Communications Inc. 17 State Street, 10th Floor New York, New York 10004 Banks and Brokers Call: (212) 440-9800 All Others Call Toll Free: (800) 248-5167	Harris Nesbitt Corp. 700 Louisiana Street, Suite 4400 Houston, Texas 77002 Call: (713) 223-4400

To the holders of Prima Common Stock:

INTRODUCTION

        Raven Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Petro-Canada (US) Holdings Ltd., a Delaware corporation ("Parent"), and an indirect wholly-owned subsidiary of Petro-Canada, a Canadian corporation, hereby offers to purchase all of the shares of common stock, par value $0.015 per share (the "Shares"), of Prima, a Delaware corporation ("Prima"), at a purchase price of $39.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. All references in this Offer to Purchase to "Shares" include the associated rights (the "Rights") to purchase shares of preferred stock issued pursuant to the Rights Agreement, dated May 23, 2001, as amended (the "Rights Agreement"), between Prima and Computershare Trust Company, Inc., as rights agent. Unless the context indicates otherwise, as used herein, references to "you" or "Stockholders" means holders of Shares and references to "we" or "us" means Purchaser.

        Tendering Stockholders whose Shares are registered in their own name and who tender directly to Mellon Investor Services LLC, which is acting as the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as otherwise provided in Instruction 6 to the Letter of Transmittal for the Offer, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. A Stockholder who holds Shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such Stockholder's Shares to Purchaser in the Offer. Any tendering Stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, or IRS Form W-8 or a suitable substitute form (in the case of non-U.S. Stockholders), may be subject to a required back-up U.S. federal income tax withholding of 28% of the gross proceeds payable to such Stockholder or other payee pursuant to the Offer. See "Section 5—Material U.S. Federal Income Tax Consequences." Purchaser or Parent will pay all charges and expenses incurred in connection with the Offer of the Depositary, Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the "Information Agent"), and Harris Nesbitt Corp., which is acting as the dealer manager (the "Dealer Manager"). See "Section 16—Fees And Expenses."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 2004 (the "Merger Agreement"), among Parent, Purchaser and Prima. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL"), Purchaser will be merged with and into Prima (the "Merger"). As a result of the Merger, Prima will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Petro-Canada. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the consummation of the Merger (other than Shares held by Prima or Shares owned by Purchaser, or any direct or indirect wholly-owned subsidiary of Parent or any wholly-owned subsidiary of Prima, and other than Shares held by Stockholders who are entitled to and have properly exercised appraisal rights under the DGCL) will be canceled and converted automatically into the right to receive $39.50 per Share in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who have properly demanded appraisal rights in accordance with Section 262 of the DGCL will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by the

DGCL. See "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights." The Merger Agreement is more fully described in "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights—The Merger Agreement."

        The board of directors of Prima (the "Board") has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and fair to, and in the best interests of, Prima and the holders of Shares, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        The factors considered by Prima's Board in making the determinations and recommendations described above will be described in Prima's Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the "SEC") and mailed to the Stockholders in connection with this Offer to Purchase.

        Goldman, Sachs & Co. ("Goldman Sachs") and Waterous International (USA), Inc. have acted as Prima's financial advisors. Goldman Sachs has rendered its opinion to Prima's Board that, as of June 9, 2004 and based upon and subject to the factors and assumptions set forth in the written opinion, the $39.50 per Share in cash to be received by holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the written opinion of Goldman Sachs is contained in the Schedule 14D-9, which has been filed with the SEC in connection with the Offer and which is being mailed to Stockholders with this Offer to Purchase. Stockholders are urged to read such opinion carefully in its entirety for a description of the procedures followed, the matters considered, the assumptions made and qualifications to, and limitations of, the review undertaken by Goldman Sachs.

        The Offer is conditioned upon, among other things, (1) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes more than 50% of the voting power (determined on a fully diluted basis) (the "Minimum Condition") and (2) since December 31, 2003, there having been no event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect (as defined herein) on Prima. The Offer is also subject to certain other conditions described in this Offer to Purchase. See "Section 1—Terms of the Offer; Expiration Date" and "Section 14—Conditions of the Offer," which set forth in full the conditions to the Offer.

        Prima has advised Purchaser that as of the close of business on June 7, 2004, 12,981,192 Shares were issued and outstanding and an additional 961,650 Shares were issuable upon exercise of outstanding stock options. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 6,971,422 Shares. Certain Prima Stockholders, who own 2,847,615 outstanding Shares, have agreed to tender their Shares in the Offer. See "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights—The Stockholder Agreements."

        Effective upon the acceptance for payment pursuant to the Offer of any Shares, we will be entitled to designate a number of directors, rounded up to the next whole number, to serve on the Prima Board, as will give us representation on the Board equal to the product of (i) the total number of directors on the Board (giving effect to the election of directors designated by us), and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. Prima is required to take all action necessary to cause our designees to be elected or appointed to the Board, including increasing the size of the Board and seeking and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board in order to satisfy the Nasdaq National Market listing requirements). At such time, Prima will also cause individuals designated by us to constitute the same percentage as is on the entire Board, rounded up to the next whole number, to be on (i) each committee of the Board and (ii) each board of directors and each committee thereof of each subsidiary of Prima identified by us, but in each case only to the extent permitted by applicable law and the rules of the Nasdaq National Market. Prima will use its commercially reasonable efforts to cause the Board to have at least three directors who were directors on June 9, 2004, and who are not employed by Prima and who are not affiliates, stockholders or employees of Parent or any of its subsidiaries (the "Independent Directors"). If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director if there is only one remaining) will be entitled to designate any other person who is not an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill the vacancy and such person will be deemed to be an Independent Director for all purposes of the Merger Agreement. If at any time there are no Independent Directors, the other directors of Prima then in office will designate three persons to fill such vacancies who are not affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on June 9, 2004 will be subject to the approval of Purchaser, not to be unreasonably withheld or delayed.

        The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including:

  •
  the acceptance for payment of, and payment for, Shares by Purchaser in the Offer,

  •
  the absence of any provision of any applicable law or order of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger,

  •
  if necessary, the adoption of the Merger Agreement by the requisite vote of the Stockholders in accordance with the DGCL, and

  •
  the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

For a more detailed description of the conditions to the Merger, see "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights—The Merger Agreement—Conditions to the Merger."

        Under the DGCL, in the event Purchaser does not acquire at least 90% of the then outstanding Shares after the consummation of the Offer, the affirmative vote of the holders of a majority of the voting power of all Shares is required to adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the voting power of all Shares on a fully diluted basis, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other Stockholder. Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and Prima have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with the DGCL as promptly as practicable after such acquisition, without a meeting of the holders of Shares. Based on the number of Shares Prima has advised us were outstanding at June 7, 2004, we could cause the Merger to become effective without a vote of holders of Shares if we acquire 11,683,073 Shares in the Offer (assuming none of the outstanding stock options are exercised). If, however, we do not acquire at least 90% of the then outstanding Shares after consummation of the Offer and a vote of the holders of Shares is required under the DGCL, a significantly longer period of time will be required to effect the Merger. See "Section 12—Purpose of the Offer and the Merger;

Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights." Prima has granted to Parent and Purchaser an irrevocable option (the "Top-Up Option") to purchase, at a price per share equal to the Offer Price, a number of shares of Prima common stock (the "Top-Up Option Shares"), not to exceed 2,596,237 shares, that, when added to the number of Shares owned by Parent or Purchaser or any wholly-owned subsidiary of Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. Based on the number of Shares Prima has advised us were outstanding at June 7, 2004, we will only be able to exercise this Top-Up Option if we acquire 11,423,449 Shares in the Offer (assuming no exercise of outstanding stock options). See "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights—The Merger Agreement—Top-Up Option."

        Purchaser may provide for a Subsequent Offering Period (as defined below) in connection with the Offer. If Purchaser elects to provide a Subsequent Offering Period, it will make a public announcement thereof on the next business day after the Expiration Date. See "Section 1—Terms of the Offer; Expiration Date."

        Appraisal rights are not available in connection with the Offer. If, however, a Stockholder elects not to tender his, her or its Shares in the Offer and Purchaser purchases Shares in the Offer, appraisal rights will be available to such Stockholder who does not tender Shares in the Offer in connection with the Merger with and into Prima. If a Stockholder elects to exercise appraisal rights in connection with the Merger and that Stockholder complies with the applicable requirements under the DGCL, that Stockholder will be entitled to payment for his, her or its Shares based on a fair and independent appraisal of the value of such Shares. The value may be more or less than the $39.50 per Share that Purchaser is offering to pay for Shares in the Offer or that a Stockholder would otherwise receive in the Merger. See "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights—Appraisal Rights."

        Certain material U.S. federal income tax consequences of the sale of the Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in "Section 5—Material U.S. Federal Income Tax Consequences."

        If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such Share will be appropriately adjusted.

        Other than the Minimum Condition, we reserve the right to amend or waive any one or more of the other conditions to the Offer, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC.

        This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully and in their entirety before any decision is made with respect to the Offer.

SECTION 1.    TERMS OF THE OFFER; EXPIRATION DATE

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay the Offer Price for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4—Withdrawal Rights") on or prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, July 22, 2004, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) has extended the period during which the Offer is open, in which case Expiration Date will mean the latest time and date at which the Offer, as extended by Purchaser, will expire.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth under "Section 14—Conditions of the Offer."

        If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but Purchaser will not be obligated), subject to the applicable rules and regulations of the SEC and subject to the terms of and the limitations set forth in the Merger Agreement, to:

  •
  terminate the Offer and not pay for any Shares and return all tendered Shares to tendering Stockholders;

  •
  waive or reduce all the unsatisfied conditions (other than the satisfaction of the Minimum Condition) and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date;

  •
  extend the Offer and, subject to each Stockholder's right to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

  •
  amend the Offer.

        Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, except that without the written consent of Prima, Purchaser may not change the form of consideration to be paid in the Offer, decrease the Offer Price or the number of Shares sought in the Offer, impose additional conditions to the Offer, modify any of the conditions to the Offer described in "Section 14—Conditions of the Offer" in any manner adverse to the Stockholders, change or waive the Minimum Condition or, except as provided in the following paragraph, extend the Offer.

        The Merger Agreement provides that Purchaser may extend the Expiration Date, and thereby delay acceptance for payment of, and the payment for, any Shares, without the consent of Prima:

  •
  if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares as described in "Section 14—Conditions of the Offer" is not satisfied or waived;

  •
  for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer; and

  •
  provided that Purchaser and Parent waive certain conditions to the Offer and agree not to assert them as a basis for not completing the Offer, for one or more periods of up to ten business days, in the aggregate, beyond the scheduled expiration date if, as of such date, all of the conditions of the Offer are satisfied or have been waived but the aggregate number of Shares tendered and not withdrawn, together with Shares then owned by Purchaser and Parent, is less than 90% of the then outstanding Shares on a fully diluted basis.

        If, at July 22, 2004, any of the conditions (other than the Minimum Condition) to the Offer have not been satisfied or waived, Purchaser will, at Prima's request, extend the Offer for one or more periods, but not beyond August 12, 2004, if such conditions are reasonably capable of being satisfied within such period.

        During any extension described above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares. See "Section 4—Withdrawal Rights."

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, whether or not the Offer is extended.

        Purchaser will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified on Annex A to the Merger Agreement and described in "Section 14—Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the Merger Agreement, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof. Purchaser acknowledges (a) that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the Offer Price or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that Purchaser may not delay purchase of, or payment for (except as provided in the preceding clause (a) of this Offer to Purchase), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and promptly disseminate such material change or waiver to Stockholders in a manner reasonably designed to inform them of such material change or waiver and in additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"). The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to Stockholders. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Stockholders. Accordingly, if prior to the Expiration Date the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such decrease or increase is first published, sent or given to Stockholders, the Offer will be extended at least until the expiration of such 10th business day.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension is to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (in accordance with Rule 14e-1(d) under the Exchange Act). Subject to applicable law (including Rules 14d-4(d)(1) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes and disclosed in additional tender offer materials, respectively) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release on a national newswire service.

        Purchaser may provide for one or more subsequent offering periods (a "Subsequent Offering Period") in connection with the Offer, which would be an additional period of time, following expiration of the Offer and the purchase of Shares in the Offer, during which Stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed. Subject to the applicable rules and regulations of the SEC, Purchaser may elect to provide for one or more Subsequent Offering Periods, up to an additional 20 business days in the aggregate, if, among other things, on the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures described in "Section 4—Withdrawal Rights") prior to the Expiration Date. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during any Subsequent Offering Period. Accordingly, Shares tendered during a Subsequent Offering Period may not be withdrawn. See "Section 4—Withdrawal Rights." Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will announce the results of the Offer, including the approximate number and percentage of Shares deposited to such date, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and will immediately begin the Subsequent Offering Period.

        For purposes of the Offer, a "business day" means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

        If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in "Section 4—Withdrawal Rights." However, our ability to delay the payment for Shares we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

        Prima has provided Purchaser with Prima's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of Prima, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on Prima's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in "Section 14—Conditions of the Offer" below, Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn (as permitted by "Section 4—Withdrawal Rights") promptly after the Expiration Date. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1—Terms of the Offer; Expiration Date" and "Section 15—Certain Legal Matters and Regulatory Approvals." If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment and promptly pay for all validly tendered Shares as they are received during the Subsequent Offering Period. See "Section 1—Terms of the Offer; Expiration Date."

        In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of:

  •
  the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares";

  •
  the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below); and

  •
  any other documents required under the Letter of Transmittal.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. If we provide a Subsequent Offering Period following the Offer, we will immediately accept and promptly pay for all Shares as they are tendered in the Subsequent Offering Period. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Stockholders whose Shares have been accepted for payment.

        Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

        Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering Stockholders, Purchaser's obligation to make such payment will be satisfied and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to Purchaser pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Information Agent and the Dealer Manager.

        If Purchaser is delayed in its acceptance for payment of, or payment for, Shares that are tendered in the Offer, or is unable to accept for payment, or pay for, Shares that are tendered in the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain Shares that are tendered in the Offer, and such Shares may not be withdrawn except to the extent that Stockholders tendering such Shares are entitled to do so as described in "Section 4—Withdrawal Rights" of this Offer to Purchase.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

        If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that are purchased in the Offer, whether or not such Shares were tendered prior to the increase in price.

        The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to Parent or one or more direct or indirect subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice a Stockholder's rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

SECTION 3.    PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

        Valid Tender of Shares.    In order for you to validly tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) you must comply with the guaranteed delivery procedures described below, provided that such guaranteed delivery procedures may not be used during a Subsequent Offering Period. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

        The valid tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (i) such Stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Under no circumstances will we pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in mailing such payment.

        The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering Stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If you want to tender Shares pursuant to the Offer and your Share Certificates evidencing such Shares are not immediately available or you cannot deliver the Share

Certificates and all other required documents to the Depositary prior to the Expiration Date, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

  •
  your tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. For the purpose of the foregoing, a "trading day" is any day on which the National Association of Securities Dealers Automated Quotation System is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        The procedures for guaranteed delivery specified above may not be used during any Subsequent Offering Period.

        Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, Prima, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment as Proxy.    By executing the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy thereof), or through delivery of an Agent's Message, a tendering Stockholder irrevocably appoints designees of Purchaser as such Stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such Stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a Stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such Stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Stockholder is not subject to backup withholding. If a Stockholder does not provide such Stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Stockholder and payment of cash to such Stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All Stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to the Purchaser and the Depositary). Some Stockholders (including, among others, corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign Stockholders should complete and sign the main signature form and the appropriate Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Stockholder may be refunded or credited against such Stockholder's U.S. federal income tax liability, if any, provided that the required information is provided to the U.S. Internal Revenue Service.

SECTION 4.    WITHDRAWAL RIGHTS

        Other than during a Subsequent Offering Period, you may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Date (including any extension of such date) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 21, 2004. Once Shares are accepted for payment such Shares will no longer be able to be withdrawn. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay payment for Shares that we have accepted for payment is limited by the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser provides for a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 1—Terms of the Offer; Expiration Date."

        For a withdrawal of Shares previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, Prima or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

        The method of delivery of any notice of withdrawal is at the option and risk of the tendering Stockholder, and delivery of any notice of withdrawal will be made only when actually received by the Depositary.

SECTION 5.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax consequences resulting from the Offer and the Merger to "U.S. Holders" (as defined below) and "Non-U.S. Holders" (as defined below). This discussion is based on U.S. federal income tax laws, including the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares in light of their personal circumstances, nor does it discuss U.S. federal income tax laws applicable to special classes of taxpayers (for example, life insurance companies, dealers in securities, tax-exempt organizations, banks or other financial institutions, persons that hold Shares as part of a "straddle," "hedge," "integrated transaction" or "conversion transaction," persons that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities, persons subject to the alternative minimum tax, U.S. expatriates and, except to the extent indicated under "Non-U.S. Holders" below, foreign corporations, non-resident alien individuals and other persons not subject to U.S. federal income tax on their worldwide income). In addition, this discussion does not consider the effect of any foreign, state, local, or other tax laws that may be applicable to a particular holder of Shares. This discussion assumes that holders of Shares (except as otherwise indicated) hold the Shares as capital assets within the meaning of Section 1221 of the Code.

        As used herein, a "U.S. Holder" is a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the net income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and validly elected to continue to be so treated under applicable U.S. Treasury Regulations. A "Non-U.S. Holder" is a holder of Shares (other than an entity treated as a partnership or other pass-through entity) that is not a U.S. Holder. If a partnership holds Shares, the U.S. federal income tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares should consult its own tax advisors.

        The following discussion is not intended to be, nor should it be construed to be, legal or tax advice to any holder of Shares. Because individual circumstances may differ, holders of Shares are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences, the foreign tax consequences and the non-tax consequences to them of the Offer and the Merger.

  U.S. Holders

        The receipt by a U.S. Holder of cash pursuant to the Offer or the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (i) the amount received pursuant to the Offer or Merger and (ii) the U.S. Holder's adjusted tax basis in the Shares tendered in the Offer or converted to cash in the Merger. A U.S. Holder's adjusted tax basis in its Shares will generally be the cost to such U.S. Holder of such Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such Shares were held by the U.S. Holder for more than one year. If a U.S. Holder acquired Shares in different lots, the amount and type of gain or loss generally will be computed separately for each lot. Certain limitations apply to the deductibility of capital losses by U.S. Holders. For non-corporate U.S. Holders, long-term capital gains will be eligible for reduced U.S. federal income tax rates. U.S. Holders are urged to consult their own tax advisors as to the federal income tax treatment of a capital gain or loss.

        Payments in connection with the Offer and Merger that are paid to a U.S. Holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a U.S. Holder (i) fails to furnish its social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such U.S. Holder's correct number and that such U.S. Holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment of tax, which generally may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. U.S. Holders should consult their own tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

        Non-U.S. Holders

        A Non-U.S. Holder will generally not be subject to U.S. federal income taxation on cash it receives pursuant to the Offer and the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) unless: (i) such gain is effectively connected with a trade or business in the United States of such Non-U.S. Holder (and such gain is attributable to a permanent establishment of such Non-U.S. Holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting such Non-U.S. Holder to U.S. income tax on a net basis), (ii) such Non-U.S. Holder is an individual and is present in the United States for 183 or more days during the taxable year of the sale, and certain other requirements are met, (iii) such Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates or (iv) because Prima has advised us that it is a "United States real property holding corporation," such Non-U.S. Holder owns greater than 5% of the Shares (a "5% Non-U.S. Holder").

        Gain realized by a 5% Non-U.S. Holder from tendering its Shares pursuant to the Offer and Merger will be taken into account as if such 5% Non-U.S. Holder were engaged in a U.S. trade or business and such gain were effectively connected with such trade or business. Such gain will be taxed on a net basis in the same manner as the taxable income of a U.S. Holder.

        Payments in connection with the Offer and Merger that are paid to a Non-U.S. Holder to or through a U.S. office of a broker will be subject to information reporting requirements and backup withholding at a rate of 28% unless such Non-U.S. Holder establishes an exemption. Payments in connection with the Offer and Merger that are paid to a Non-U.S. Holder to or through a foreign office of certain brokers will be subject to information reporting requirements, but not backup withholding, unless such broker has documentary evidence in its files of the holder's Non-U.S. status and has no actual knowledge to the contrary or unless such Non-U.S. Holder otherwise establishes an exemption. Any amount withheld under the backup withholding rules would be credited against such Non-U.S. Holder's U.S. federal income tax liability or refunded, provided that the required information is furnished to the IRS.

SECTION 6.    PRICE RANGE OF SHARES; DIVIDENDS

        The Shares are listed and principally traded on the Nasdaq National Market under the symbol "PENG." The table on the following page sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market. No dividends have been declared or paid on the Shares during the quarters indicated. Under the terms of the Merger Agreement, Prima is not permitted to declare or pay dividends with respect to the Shares.

SHARES MARKET DATA

	High	Low
Fiscal Year Ended December 31, 2002:
First Quarter	$26.46	$19.10
Second Quarter	26.34	20.23
Third Quarter	23.00	15.70
Fourth Quarter	24.49	20.38
Fiscal Year Ended December 31, 2003:
First Quarter	$24.00	$18.27
Second Quarter	24.30	18.02
Third Quarter	27.01	20.47
Fourth Quarter	37.50	25.38
Fiscal Year Ended December 31, 2004:
First Quarter	$37.50	$29.89
Second Quarter (through June 22, 2004)	40.00	31.72

        On June 8, 2004, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the Nasdaq National Market was $39.56. On June 22, 2004, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the Nasdaq National Market was $39.39.

        Stockholders are urged to obtain a current market quotation for the Shares.

SECTION 7.    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Parent nor Purchaser can predict whether the reduction in the number of Shares that would otherwise trade publicly would have an adverse or beneficial effect on the market price for or the marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        The Shares are currently listed and traded on the Nasdaq National Market, which constitutes the principal trading market for the Shares. Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Merger and may seek to cause such delisting following consummation of the Offer.

        Nasdaq National Market Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Prima common stock may no longer meet the requirements of the National Association of Securities Dealers for continued designation for the Nasdaq National Market. According to Nasdaq's published guidelines, Nasdaq would consider delisting the Shares if, among other things:

  •
  the number of publicly-held Shares fall below 750,000;

  •
  the market value of publicly-held Shares is less than $5 million;

  •
  the total number of holders of Shares falls below 400; or

  •
  less than two market makers remain.

Shares held by officers or directors of Prima or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being publicly-held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected.

        If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be higher or lower than we are presently offering.

        Registration Under the Exchange Act.    The Shares are currently registered under the Exchange Act. Prima can terminate that registration upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. According to Prima's Annual Report on Form 10-K for the year ended December 31, 2003, there were 794 holders of record of Shares at February 27, 2004. Termination of registration of the Shares under the Exchange Act would reduce the information that Prima must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Shares. In addition, if Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Prima. Furthermore, the ability of "affiliates" of Prima and persons holding "restricted securities" of Prima to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq National Market listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

        Purchaser intends to seek to cause Prima to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, then such shares will be delisted from all stock exchanges and the registration of such shares under the Exchange Act will be terminated following consummation of the Merger.

        Status as "Margin Securities."    The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the Offer, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. In addition, if registration of the Shares under the Exchange Act was terminated, the Shares would no longer constitute "margin securities."

SECTION 8.    CERTAIN INFORMATION CONCERNING PRIMA

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning Prima contained in this Offer to Purchase, including any financial information, has been furnished by Prima or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning Prima furnished by Prima or contained in such documents and records or for any failure by Prima to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

        General.    Prima Energy Corporation is a Delaware corporation with its principal executive offices located at 1099 18th Street, Suite 400, Denver, Colorado 80202. Prima's telephone number is (303) 297-2100.

        Prima is a Denver-based oil and gas company engaged in the exploration for, acquisition, development and production of crude oil and natural gas. Prima is also engaged in oil and gas property operations and oilfield services, and, at times, has engaged in natural gas gathering, marketing and trading. Prima's activities have been conducted predominantly in the Rocky Mountain Region of the United States.

        Certain Forward-Looking Financial Data Provided by Prima.    In the course of discussions between Prima, Purchaser and Parent, Prima provided the Purchaser and Parent with certain business and financial information that was not and is not publicly available. Such information included, among other things, certain financial projections prepared by senior management of Prima. The information set forth below is presented for the limited purpose of disclosing to the holders of Shares the financial projections prepared by Prima's management and made available to the Purchaser and Parent in connection with their due diligence investigation of Prima. The basis of the projections was Prima's 2004-2008 business plan prepared by Prima in February 2004, with updated price forecasts to reflect changes in futures markets through April 27, 2004, and delivered to the Purchaser and Parent on May 24, 2004.

	2004	2005	2006	2007	2008
	($ in thousands)
Production (MMcfe) (1)	16,090	17,301	26,460	41,426	52,482
Revenues (2)	$79,658	$89,146	$114,168	$155,177	$184,930
Net income (2)	$27,120	$31,775	$38,756	$54,595	$67,434
Capital expenditures	$59,405	$49,346	$46,104	$37,739	$28,566

(1)
Annual production calculated after royalties.

(2)
Based on strip prices as of April 27, 2004 and oil and gas hedges as of May 5, 2004.

        The projections and the other information outlined above should be read together with the financial statements of Prima that can be obtained from the SEC as described below.

        Prima does not as a matter of course make public projections as to future revenue, earnings or other financial or operational information (except for certain production and capital expenditure information). It is our understanding that the projections provided to us were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and were not examined, reviewed or compiled by independent public accountants and, accordingly, no independent public accountants express any opinion or any other form of assurance with respect thereto. These projections are included in this Offer to Purchase only because such information was provided to the Purchaser and Parent in connection with their discussions regarding the Offer. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Prima has advised us that the projections provided to us are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the projections reflect numerous assumptions (not all of which were provided to us), all made by management of Prima, with respect to industry performance, general business, economic, market, competitive and financial conditions, commodity pricing and other matters, all of which are difficult to predict, many of which are beyond Prima's control, and none of which were subject to approval by us. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized. Moreover such projections are subject to significant uncertainties and contingencies that are compounded to the extent that the projected periods are further away in time from the date of preparation. The Purchaser and Parent expect that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. These projections are subject to all of the risks and uncertainties, many of which are beyond Prima's control, incident to the exploration for and acquisition, development, production, marketing and sale of natural gas, natural gas liquids and crude oil in the United States. These risks include, but are not limited to, commodity price volatility, third party interruption of sales to market, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved natural gas and oil reserves and in projecting future rates of production and timing of development expenditures and the other risks described in Prima's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC.

        The inclusion of the projections herein should not be regarded as an indication that Purchaser, Parent or any of their respective affiliates or representatives endorse these projections in any way or that they considered or consider these projections to be a reliable prediction of future events, and the projections should not be relied upon as such. These projections are being provided in this document only because Prima made them available to Petro-Canada in connection with Petro-Canada's due diligence review of Prima. None of Prima, Purchaser, Parent or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Prima compared to the information contained in the projections, and, except as required by applicable law, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided. The projections do not reflect the consequential effects of the Offer nor the impact on Prima of the Offer, nor do they take any account of the manner in which Purchaser or Parent may wish to manage the business of Prima.

        Available Information.    Prima is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Prima's directors and officers, their remuneration, stock options granted to them, the principal holders of Prima's securities and any material interest of such persons in transactions with Prima is required to be disclosed in proxy statements distributed to the holders of Shares and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a world wide website on the

Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

SECTION 9.    CERTAIN INFORMATION CONCERNING PURCHASER,
PARENT AND PETRO-CANADA

        General.    Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger, and has not carried on any activities other than in connection with the Offer and the Merger. The principal address of Purchaser is c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808 and its telephone number is 1-800-927-9800. Purchaser is a wholly-owned subsidiary of Parent and indirect wholly-owned subsidiary of Petro-Canada.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. All outstanding shares of capital stock of Purchaser are directly owned by Parent. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

        Parent is a Delaware corporation. Its principal offices are located c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808 and its telephone number is 1-800-927-9800. Parent is the wholly-owned United States subsidiary of Petro-Canada, a Canadian corporation.

        Petro-Canada is one of Canada's largest oil and gas companies, operating in both the upstream and downstream sectors of the industry in Canada and internationally. The address of the principal business and principal office of Petro-Canada is 150 – 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3 and its telephone number is (403) 296-8000.

        Petro-Canada's common shares trade on The Toronto Stock Exchange under the symbol "PCA" and on the New York Stock Exchange under the symbol "PCZ". Petro-Canada files annual, quarterly and other reports and information with the SEC. Petro-Canada's current SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document Petro-Canada files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Petro-Canada's reports and other information can also be reviewed at the office of the New York Stock Exchange located at 20 Broad Street, New York, N.Y. 10005.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Petro-Canada, Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Petro-Canada, Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Interest in Securities of Prima.    Except as described in this Offer to Purchase, (i) none of Petro-Canada, Purchaser, Parent or, to the best knowledge of such corporations, any of the persons listed on Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Petro-Canada, Purchaser, Parent nor, to the best knowledge of such corporations, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement, the Stockholder Agreements and this Offer to Purchase, none of Petro-Canada, Purchaser, Parent nor, to the best knowledge of such corporations, any of the persons listed on Schedule I to this Offer to Purchase, has (i) any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of Prima, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations, or (ii) since June 9, 2002, had any transaction with Prima or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

        Except as set forth in this Offer to Purchase, since June 9, 2004 there have been no negotiations, transactions or material contacts between any of Petro-Canada, Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of such corporations, any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and Prima or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of Prima's securities, an election of Prima's directors or a sale or other transfer of a material amount of assets of Prima.

SECTION 10.    FINANCING OF THE OFFER AND THE MERGER

        The Offer and the Merger are not subject to any financing condition. Petro-Canada estimates that the total amount of cash required to purchase all of the Shares pursuant to the Offer and the Merger and to cash out the outstanding Prima Stock Options (as defined herein), together with related transaction expenses (excluding Prima's transaction expenses), will be approximately U.S.$541 million. Purchaser will borrow U.S.$400 million from a Delaware limited liability company ("PCFC LLC") indirectly wholly-owned by Petro-Canada. PCFC LLC will receive these funds through a capital contribution from its parent, a Delaware general partnership owned by Petro-Canada and one of its subsidiaries ("PCF Partnership"). PCF Partnership will borrow these funds pursuant to U.S.$400 million fully underwritten committed non-revolving credit facility provided by Bank of Montreal, Chicago Branch ("BMO"). Purchaser will acquire the remainder of such funds from a capital contribution from Parent, which will receive such funds from a capital contribution by Petro-Canada. Petro-Canada will use borrowings under existing committed credit lines to make the capital contribution to Parent.

        BMO has provided Petro-Canada with a commitment letter (the "Commitment Letter") pursuant to which BMO has agreed to underwrite a U.S.$400 million acquisition credit facility (the "Facility") for PCF Partnership. Borrowings under the Facility will be due 18 months following execution of definitive documentation for the Facility. Borrowings under the Facility, which will be guaranteed by Petro- Canada, will bear interest at varying rates depending on Petro-Canada's senior unsecured debt rating. The Facility will limit Petro-Canada's ability to, among other things, (i) incur debt, (ii) sell or dispose of assets, (iii) change the nature of its business, (iv) create or incur liens and (v) merge or consolidate with any other entity, and will include a financial covenant. The closing of the Facility is subject to customary conditions, including execution of definitive documentation substantially similar to Petro-Canada's current credit facilities.

        Petro-Canada currently has an existing Cdn.$850 million committed bank revolving credit facility (the "Revolving Facility"), provided by a syndicate of lenders, from which it intends to borrow U.S.$141 million, which it will contribute to Parent to finance a portion of its acquisition of Prima. At June 17, 2004, Petro-Canada had approximately Cdn.$289 million outstanding under the Revolving Facility. The Revolving Facility expires on March 16, 2005. Borrowings under the Revolving Facility bear interest at varying rates depending on Petro-Canada's senior unsecured debt rating and whether the borrowings are at the Canadian Prime Rate (as defined in the Revolving Facility), LIBOR (as defined in the Revolving Facility) or the U.S. Base Rate (as defined in the Revolving Facility). The

Revolving Facility limits Petro-Canada's ability to, among other things, (i) incur debt, (ii) sell or dispose of assets, (iii) change the nature of its business, (iv) create or incur liens and (v) merge or consolidate with any other entity. The Revolving Facility also contains a financial covenant.

        The foregoing summary of the Commitment Letter and the Revolving Facility does not purport to be complete, and references to, and descriptions of, the Commitment Letter and the Revolving Facility are qualified in their entirety by reference to the Commitment Letter and Revolving Facility, which are incorporated herein by reference, and copies of which have been filed with the SEC as exhibits to the Schedule TO.

SECTION 11.    BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS
WITH PRIMA

        As part of the continuous evaluation of its business and plans to expand its business into the United States, Petro-Canada regularly considers a variety of strategic options and transactions. As part of this evaluation, Petro-Canada has monitored many companies in its industry, including Prima.

        In October 2003, Waterous International (USA), Inc. ("Waterous"), on behalf of Prima, contacted Kathleen E. Sendall, Senior Vice President for North American Natural Gas at Petro-Canada, as to whether Petro-Canada would be interested in exploring a potential business combination with Prima. On October 23, 2003, representatives of Petro-Canada, including Ms. Sendall, met with the Waterous representative in Calgary. At the meeting, the Petro-Canada representatives were advised that Prima was contacting a limited number of companies, including Petro-Canada, to determine their interest in exploring an acquisition of or merger with Prima. Prima was willing to provide certain confidential information, subject to entering into an appropriate confidentiality agreement. Petro-Canada signed a confidentiality agreement on October 27, 2003. The confidentiality agreement, among other things, required Petro-Canada to keep confidential any evaluation material furnished by or on behalf of Prima, to use the material solely for the purpose of evaluating a potential transaction between Petro-Canada and Prima, and not to make any offer or proposal to acquire Prima or any of its securities for a period of two years except as provided in the confidentiality agreement. See "Section 12.—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights—The Confidentiality Agreement."

        Between October 23, 2003 and November 13, 2003, representatives of Petro-Canada held a number of planning meetings in preparation for a November 13 meeting with Prima management.

        In November 2003, concurrently with but independent of the process Petro-Canada was undertaking with Prima, Petro-Canada engaged BMO Nesbitt Burns and Waterous to prepare a strategic analysis of the U.S. lower 48 basin and unconventional gas business in North America and identify companies that met Petro-Canada's strategic objectives. Pursuant to the terms of their respective engagement letters, each of BMO Nesbitt Burns and Waterous agreed to advise Petro-Canada on any potential transaction with any of the companies identified in the analysis. Waterous had informed Petro-Canada about its engagement by Prima in October 2003 and stated that, if a transaction moved forward between Prima and Petro-Canada, Waterous would have to withdraw from its representation of Petro-Canada in such a transaction due to a conflict of interest.

        On November 13, 2003, representatives of Petro-Canada, including Don Clague, Vice President of Production for North American Natural Gas, and Francois Langlois, Vice President of Exploration for North American Natural Gas, met with Richard Lewis, Chairman and CEO of Prima, Neil Stenbuck, the Chief Financial Officer of Prima, and representatives of Waterous, at Waterous' offices in Denver. At the meeting, Messrs. Lewis and Stenbuck provided an historical overview of Prima, Prima's reasons for exploring a sale of the company and an overview of the opportunities in each of Prima's major oil and gas prospects in the United States.

        Between November 13, 2003 and December 2, 2003, Prima responded to subsequent information requests made by Petro-Canada by telephone, mail and e-mail. During this time, representatives of Petro-Canada also prepared for additional meetings with Prima management scheduled for early December.

        On December 2 and 3, 2003, seven representatives of Petro-Canada and one outside engineering consultant engaged by Petro-Canada attended technical presentations given by representatives of Prima, including Messrs. Lewis and Stenbuck, Michael R. Kennedy, Executive Vice President of Engineering and Operations, and Michael J. McGuire, Executive Vice President of Exploration. The presentations provided additional detail about Prima's business and operations and its U.S. oil and gas prospects.

        Waterous requested that Petro-Canada provide its expression of interest by December 11, 2003. Petro-Canada notified Waterous on that date that it was not interested in pursuing a transaction with Prima at the time.

        The strategic analysis performed by Waterous and BMO Nesbitt Burns identified Prima as an attractive acquisition target to attain Petro-Canada's acquisition objectives. On April 29, 2004, Waterous notified Petro-Canada that because of its prior engagement by Prima, it was withdrawing from its engagement as an advisor to Petro-Canada.

        In May 2004, Waterous contacted Petro-Canada regarding its interest in recommencing discussions regarding a possible transaction with Prima. At this time, Waterous indicated that Goldman, Sachs & Co. ("Goldman Sachs") also had been engaged by Prima as an adviser. Petro-Canada indicated to Waterous that it was interested in recommencing discussions with Prima and that its next step would be an expanded technical review of Prima's business.

        On May 10 and 11, 2004, representatives of Prima, including Messrs. Lewis, Stenbuck, Kennedy and McGuire, Waterous and Goldman Sachs met with representatives of Petro-Canada and BMO Nesbitt Burns at Waterous' office in Denver. At the meetings, Prima's representatives presented updated technical information regarding Prima's business and operations and U.S. oil and gas prospects. Prima responded to subsequent information requests made by Petro-Canada by telephone, mail and e-mail.

        On May 17, 2004, Ms. Sendall met for the first time with Mr. Lewis in Calgary. Representatives of BMO Nesbitt Burns and Waterous also attended for Petro-Canada and Prima, respectively. The discussion covered various aspects of Prima's business, potential merger considerations and the status of Prima's sale process, but terms of a potential transaction were not discussed. Mr. Lewis noted that Prima's board of directors would be convening in Denver later in the week, on May 19th and 20th.

        On May 20, 2004, Ms. Sendall telephoned Mr. Lewis that, subject to further due diligence, board of directors' approval and other conditions, Petro-Canada had an interest in acquiring Prima for a cash amount in the range of U.S.$38.00 to U.S.$39.00 per share. Further discussion addressed remaining due diligence items and potential next steps. Mr. Lewis requested a written confirmation and agreed to review the expression of interest with Prima's board of directors.

        In the evening of May 20, 2004, Mr. Lewis telephoned Ms. Sendall to report that Prima was interested in proceeding with discussions of a possible sale, but that the board of directors was seeking a price above U.S.$40.00 per share. It was agreed that Petro-Canada would send a team to Denver the following week to undertake additional due diligence, after which further discussion of potential deal terms could occur. On May 21, 2004, Ms. Sendall sent a letter to Mr. Lewis expressing Petro-Canada's interest in acquiring Prima at a price in the range of U.S.$38.00 to U.S.$39.00 per share, subject to certain conditions including approval by Petro-Canada's board of directors, satisfactory due diligence, negotiation of definitive agreements, receipt of necessary regulatory approvals and negotiation of support arrangements with Prima's management and board of directors, including management transition and retention, stockholder lock-up agreements, a termination fee and a resolution from the

Prima board supporting the Petro-Canada offer. A due diligence document request list was also provided to Prima.

        From May 24, 2004 through May 28, 2004, representatives of Petro-Canada, Fulbright & Jaworski L.L.P., counsel to Petro-Canada, and BMO Nesbitt Burns conducted due diligence in Denver at the offices of both Waterous and Prima, including meetings with Prima management. Mr. Lewis and Ms. Sendall spoke by telephone during the week on two occasions regarding the status of due diligence and plans for continuing the sale process. On May 28, 2004, Ms. Sendall and Mr. Lewis agreed upon a plan for Petro-Canada's attorneys to deliver a draft form of merger agreement over the weekend, for Ms. Sendall to visit Denver on June 1 to meet with Prima's senior management and for meetings to commence on June 2 in Washington D.C. at the offices of Fulbright & Jaworski for the purpose of attempting to negotiate and document terms of a definitive merger agreement.

        On May 29, 2004, Fulbright & Jaworski, on behalf of Petro-Canada, delivered a draft merger agreement to Prima and Baker & Hostetler LLP, counsel to Prima. The draft merger agreement contemplated, among other things, a two-step transaction in which a wholly-owned subsidiary of Petro-Canada would commence a tender offer for all of the outstanding shares of Prima common stock, followed by a merger in which all remaining stockholders of Prima, other than those exercising appraisal rights, would receive the same consideration. The draft merger agreement did not indicate a price per share. Fulbright & Jaworski also delivered a draft form of stockholder agreement which contemplated that Prima's executive officers, directors and a greater than 10% stockholder would tender their shares of Prima common stock in the tender offer.

        On May 31, 2004, the Board of Directors of Petro-Canada, after a presentation by Petro-Canada management regarding Prima's business and the transaction and a related discussion, unanimously approved offering up to US$40.00 per share to acquire Prima through a tender offer, subject to certain conditions including the negotiation of a merger agreement, the adoption of a management and employee retention plan by Prima acceptable to Petro-Canada and the agreement of at least the two largest stockholders to tender their shares of Prima common stock in the tender offer.

        On June 1, 2004, representatives of Petro-Canada, including Ms. Sendall, met individually with each of the eight members of Prima's senior management to discuss the possible merger and, generally, Petro-Canada's post-merger operating plan, including the intention to maintain a Denver office. Ms. Sendall conveyed that expected retention of Prima employees after the closing of a merger transaction would be an important consideration for Petro-Canada.

        From June 2, 2004 through June 7, 2004, merger discussions took place in the offices of Fulbright & Jaworski in Washington, D.C. Prima was represented by Mr. Lewis, Mr. Stenbuck, its attorneys from Baker & Hostetler and its advisors from Waterous and Goldman Sachs. Petro-Canada was principally represented by Ms. Sendall and Mr. Harry Roberts, Senior Vice-President and Chief Financial Officer, as well as other representatives of Petro-Canada, its attorneys from Fulbright & Jaworski and a representative of BMO Nesbitt Burns.

        On the evening of June 3, 2004, Mr. Lewis and Mr. Stenbuck met with Ms. Sendall and Mr. Roberts to review outstanding deal points and to discuss the price per share. Petro-Canada initially proposed a price of U.S.$39.00 per share and Mr. Lewis responded that Prima was seeking at least U.S.$40.00 per share. Several other issues were also discussed, including conditions of the Offer, conditions for termination by each party and amounts to be paid by Prima to Petro-Canada in the event of a termination. The parties agreed to continue to work on the merger agreement pending resolution of certain deal points which would be considered in their entirety once all points of disagreement were identified.

        Throughout the weekend of June 5 and 6, 2004, the same parties continued negotiations on the termination and termination fee matters as well as other matters, including conditions to Petro-

Canada's acceptance of tendered shares and the non-solicitation covenant. The parties also negotiated potential transition related issues, including incentives for retention of Prima employees after the merger, and the stockholder agreements. Petro-Canada and Fulbright & Jaworski also continued their due diligence.

        On June 7, 2004, comprehensive merger terms were agreed to by the negotiating teams including, among other matters, the price of U.S.$39.50 per share, conditions of the Offer, the conditions of termination for either party, and the termination fee of U.S.$17.9 million, all subject to approval by the board of directors of Prima and completion of related documentation, including the merger agreement, stockholder agreements, and final versions of disclosure schedules relating to Prima's representations and warranties. In addition, the parties agreed to revisions to Prima's existing retention/severance program for Prima employees after the merger. Mr. Lewis advised Petro-Canada's representatives that he would recommend the transaction to Prima's Board of Directors.

        On June 8, 2004, the final forms of documents were completed and distributed to the parties. Following the meeting of the Prima Board, Prima advised Petro-Canada that its board had approved the transactions. The parties finalized the agreements, and early in the morning of June 9, 2004, Prima, Parent and Purchaser executed the Merger Agreement. Each of the Stockholder Agreements was also executed. Prior to the opening of the market on June 9, 2004, Petro-Canada and Prima each issued a press release announcing the execution of the Merger Agreement and the terms of the proposed acquisition of Prima by Petro-Canada.

SECTION 12.    PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR PRIMA;
THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENTS;
THE CONFIDENTIALITY AGREEMENT; APPRAISAL RIGHTS

Purpose of the Offer and the Merger

        The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, Prima. The Offer, as the first step in the acquisition of Prima, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, Prima will become a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Petro-Canada.

        Stockholders of Prima who tender and sell their Shares in the Offer will cease to have any equity interest in Prima and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering Stockholders will no longer have an equity interest in Prima and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, the Stockholders will not bear the risk of any decrease in the value of Prima.

        If the Minimum Condition and the other conditions to the Offer are satisfied or waived by Purchaser and if the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved without the approval of the holders of any other Shares, although a stockholder vote may be necessary (in which case the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares would be required). Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of voting securities of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, pursuant to a short-form merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that the Purchaser acquires in the aggregate at least 90% of the Shares then outstanding pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger of the Purchaser with and into Prima could be effected without any further approval of the Prima Board or the Stockholders. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into Prima.

Plans for Prima

        Pursuant to the terms of the Merger Agreement, Parent currently intends, promptly upon the date on which the Purchaser purchases Shares pursuant to the Offer, to exercise its right under the Merger Agreement to designate a majority of the directors to the Prima Board to reflect its total voting power of Shares outstanding. Parent and Purchaser intend to consummate the Merger as soon as possible following the consummation of the Offer. It is expected that, initially following the Merger, the business and operations of Prima will, except as set forth in this Offer to Purchase, be continued by Prima substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of Prima during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing with a view to maximizing Prima's potential in conjunction with Petro-Canada's businesses.

        Except as indicated in this Offer to Purchase, Parent and Purchaser do not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction involving Prima or any of its subsidiaries (such as a merger, reorganization, liquidation or relocation of any operations), a sale or other transfer of a material amount of the assets of Prima or any of its subsidiaries, any change in the present Board or management of Prima, any material change in the present capitalization or dividend policy of Prima or any other material change in Prima's business or corporate structure.

The Merger Agreement

        The following is a summary of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO. The Merger Agreement should be read in its entirety for a complete description of the matters summarized below. Capitalized terms not otherwise defined herein shall have the meanings ascribed therein in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places set forth in "Section 8—Certain Information Concerning Prima."

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, and in any event no later than June 23, 2004, and that, subject to the satisfaction of the Minimum Condition and certain other conditions set forth in Annex A that are described in "Section 14—Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for any Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

        Parent and Purchaser expressly reserve the right to waive any of the conditions to the Offer to the extent legally permissible, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions to the Offer, except that, Purchaser and Parent have agreed that no change in the Offer may be made without Prima's prior written consent that (a) changes the form of consideration payable in the Offer, (b) decreases the Offer Price or the number of Shares sought in the Offer, (c) imposes any additional, or modifies in a manner adverse to the holders of Shares, the conditions to the Offer described in "Section 14—Conditions of the Offer," (d) changes or waives the Minimum Condition or (e) except as discussed below, extends the Offer beyond the initial expiration date of the Offer.

        The Merger Agreement provides that Parent and Purchaser may, without the consent of Prima, extend the Offer:

  •
  beyond the initial scheduled expiration date, which will be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares as described in "Section 14—Conditions of the Offer," will not be satisfied or waived, provided that if only the applicable waiting period, if any, under the HSR Act has not been satisfied or earlier waived, Parent and Purchaser will extend the Offer at the request of Prima (but in no event will Parent and Purchaser be obligated to extend expiration of the Offer beyond September 30, 2004); and provided further that Parent and Purchaser will, upon the written request of Prima, extend the Offer for one or more periods not to exceed an aggregate of 15 business days if, as of any expiration date, all of the conditions to Purchaser's obligation to accept Shares as described in "Section 14—Conditions of the Offer" are not satisfied, but such conditions are reasonably capable of being satisfied in such period;

  •
  for any period required by any rule, regulation or interpretation of the SEC or the staff thereof, applicable to the Offer or any period required by applicable law;

  •
  for one or more occasions of up to ten business days, in the aggregate, beyond the scheduled expiration date if, as of such date, all of the conditions of the Offer are satisfied or have been earlier waived but the aggregate number of Shares tendered and not withdrawn pursuant to the Offer, together with Shares then owned by Parent, is less than 90% of the then outstanding Shares on a fully diluted basis (provided, however, that Parent's decision to extend the Offer in this event will be deemed to constitute a waiver of the conditions to the Offer related to the accuracy of Prima's representations and warranties contained in the Merger Agreement and the non-occurrence of an event that has had, or is reasonably likely to have, a Company Material Adverse Effect, as well as certain rights to terminate the Merger Agreement); and

  •
  if the next scheduled expiration date of the Offer is scheduled to expire on or before the third business day after the end of the negotiation period as described below under the caption "—Termination."

        If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, the Purchaser may provide one or more Subsequent Offering Periods of not more than 20 business days in aggregate in accordance with Rule 14d-11 under the Exchange Act.

        Upon the satisfaction and/or waiver of all the conditions to the Offer and subject to the terms of the Merger Agreement, Purchaser will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

        Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer.    The Merger Agreement provides that from and after the purchase by the Purchaser of any Shares pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board as will give Purchaser representation on the Board equal to at least that number of directors on Prima's Board which equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors designated by Purchaser and including current directors serving as officers of Prima) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment) bears to the number of Shares outstanding. Prima is required to take all actions necessary to cause Purchaser's designees to be elected or appointed to the Board, including increasing the size of the Board and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board in order to satisfy the Nasdaq National Market listing requirements). Subject to applicable law and to the extent permitted by the Nasdaq National Market listing requirements, Prima will cause individuals designated by Purchaser to constitute the same percentage as is on the entire Board (after giving effect to the election of any directors designated by Purchaser) to be on (i) each committee of the Board and (ii) each board of directors and each committee thereof of each subsidiary of Prima.

        Following the election or appointment of Purchaser's designees and until the Effective Time, the Prima Board will at all times have at least three directors who were directors on June 9, 2004, the date of the Merger Agreement, and who are not employed by Prima and who are not affiliates, stockholders or employees of Parent or any of its subsidiaries (the "Independent Directors"); provided that if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate any other person(s) who is not an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill such vacancies and such person(s) will be deemed to be Independent Director(s) for purposes of the Merger Agreement; provided that the remaining Independent Directors will fill such vacancies as soon as practicable, but in any event within ten business days, and further provided that (i) if no such Independent Director is appointed in such time period, Purchaser will designate such Independent Director(s), or (ii) if no Independent Director then remains, the other directors will designate three persons who are not affiliates, stockholders or employees of Parent or any of its subsidiaries to fill such vacancies and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on the date of the Merger Agreement will be subject to the approval of Purchaser, not to be unreasonably withheld or delayed.

        Following the election or appointment of Purchaser's designees and until the Effective Time, the approval of a majority of the Independent Directors will be required to authorize (and such authorization will constitute the authorization of the Board and no other action on the part of Prima, including any action by any other director of Prima, will be required to authorize) any termination of the Merger Agreement by Prima, any amendment of the Merger Agreement requiring action by the Board, any extension of time for performance of any obligation or action by Parent or Purchaser and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of Prima, any action to seek to enforce any obligations of Parent or Purchaser under the Merger Agreement or any other action by the Board under or in connection with the Merger Agreement. The Independent Directors will have full power solely with respect to the matters set forth in the previous sentence to be approved by the Independent Directors.

        Top-Up Option.    Prima has granted to Parent and Purchaser an irrevocable option (the "Top-Up Option") to purchase, at a price per share equal to the Offer Price, a number of Shares (the "Top-Up Option Shares"), not to exceed 2,596,237 Shares, that, when added to the number of Shares owned by Parent or Purchaser or any wholly-owned subsidiary of Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one share of Prima common stock more than 90% of the number of shares of Prima common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time on or after the Expiration Date and on or prior to the tenth business day after the later of (i) the Expiration Date or (ii) the expiration of any Subsequent Offering Period; provided, however, that the obligation of Prima to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable law and no judgment, injunction, order or decree prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of Prima's Stockholders under applicable law or regulation (including, without limitation, Nasdaq National Market rules and regulations, including Section 4350(i)(1)(D)), (C) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Purchaser or any wholly-owned subsidiary of Parent or Purchaser constitutes one share of

Prima common stock more than 90% of the number of shares of Prima common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (D) Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

        The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger," Purchaser will be merged with and into Prima at the Effective Time in accordance with the applicable provisions of the DGCL, and Prima will continue as the surviving corporation in the Merger (the "Surviving Corporation") under the DGCL, and the separate corporate existence of Purchaser will cease.

        Certificate of Incorporation and Bylaws.    The Merger Agreement provides that upon consummation of the Merger, the certificate of incorporation of Prima, as in effect immediately prior to the Merger, will be the certificate of incorporation of the Surviving Corporation, and the bylaws of Purchaser, as in effect immediately prior to the Merger, will be the bylaws of the Surviving Corporation.

        Directors and Officers.    Under the terms of the Merger Agreement, upon consummation of the Merger, the directors of the Purchaser immediately prior to the Merger will be the directors of the Surviving Corporation, and the officers of Prima immediately prior to the Merger will be the officers of the Surviving Corporation, in each case until their respective death, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

        Special Meeting of Stockholders.    Pursuant to the Merger Agreement, Prima will, acting through the Board as then constituted, if required by applicable law and in accordance with the DGCL and Prima's certificate of incorporation and bylaws, convene and hold a meeting of its stockholders (the "Stockholders Meeting") as promptly as practicable following the purchase of Shares in the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger. At the Stockholders Meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement (subject to applicable law). The Board will recommend that Prima's stockholders vote to approve the Merger and the Merger Agreement if such vote is sought, will use its commercially reasonable efforts to solicit from stockholders of Prima proxies in favor of the Merger if a proxy statement is prepared and sent and will take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger. If Purchaser acquires at least a majority of the voting power of Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

        Merger without a Meeting of Stockholders.    The Merger Agreement further provides that, notwithstanding the foregoing, if Purchaser will acquire at least 90% of the outstanding Shares entitled to vote on the Merger, Parent and Prima will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the stockholders of Prima, in accordance with Section 253 of DGCL.

        Conversion of Shares.    Pursuant to the Merger Agreement, each outstanding Share (other than (i) Shares owned by Prima or any wholly-owned subsidiary of Prima and by Parent, Purchaser or any direct or indirect subsidiary of Parent, all of which will be canceled without any exchange of consideration, and (ii) Shares owned by Stockholders who did not approve the Merger and have demanded appraisal rights for those Shares ("Appraisal Shares") in accordance with Section 262 of DGCL, which Appraisal Shares shall only be entitled to the rights granted under the DGCL) will, by virtue of the Merger and without any action on the part of Parent, Purchaser, Prima or the holders thereof, be converted into the right to receive an amount in cash without interest (subject to withholding taxes) equal to the Merger Consideration, which is the same cash price per Share as paid in the Offer, upon surrender of the certificate representing such Share. Stockholders who perfect their right to appraisal of their Shares under the DGCL will be entitled to the amounts determined pursuant to such proceeding. If a Stockholder fails to validly perfect or loses the right to appraisal under the DGCL or if a court of competent jurisdiction determines that the Stockholder is not entitled to the relief provided by the DGCL, then the appraisal rights of the Stockholder under the DGCL shall cease and the Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration without interest as provided above. See "Appraisal Rights" below in this Section 12.

        Conversion of Existing Prima Stock Options.    At or immediately prior to the Effective Time, Prima will cause each outstanding option (whether or not then vested or exercisable) to purchase Shares (each, a "Prima Stock Option") to be cancelled and converted into the right to receive cash, without interest, in an amount (the "Option Consideration") determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Option by (y) the number of Shares then covered by Prima Stock Option. The Option Consideration will be payable by Prima to each holder of a Prima Stock Option promptly after the Effective Time, subject to applicable withholding, and only after (i) verification by Prima and Parent of the ownership and terms of the particular Prima Stock Option by reference to Prima's records, and (ii) delivery of a written instrument duly executed by the holder of the applicable Prima Stock Option, in a form provided by Prima, and acceptable to Parent, setting forth (x) the aggregate number of Shares issuable under Prima Stock Options owned by such holder and the respective issue dates and exercise prices of Prima Stock Options, (y) a representation by the holder that he or she is the owner of all Prima Stock Options described pursuant to clause (x) and that none of those Prima Stock Options has expired or ceased to be exercisable, and (z) a confirmation by such holder that the Prima Stock Option is no longer in force or effect. All unexercised Prima Stock Options as of the Effective Time that have an exercise price equal to or exceeding the Merger Consideration will be immediately cancelled and forfeited. Prior to the Effective Time, Prima is obligated to make any amendments to Prima's 1993 Stock Incentive Plan, 2001 Stock Incentive Plan and Non-Employee Directors' Stock Option Plan that are necessary to give effect to the transactions contemplated above.

        Representations and Warranties.    Pursuant to the Merger Agreement, Prima has made customary representations and warranties to Parent and Purchaser with respect to, among other matters:

  •
  corporate organization, qualification and good standing,

  •
  corporate power and authority to enter into the Merger Agreement and the due execution, delivery and enforceability of the Merger Agreement;

  •
  government authorizations, consents and approvals;

  •
  absence of a breach of organizational documents, material agreements or laws as a result of the execution, delivery and performance of the Merger Agreement;

  •
  capitalization;

  •
  corporate organization, qualification and good standing of subsidiaries;

  •
  timely and accurate filings with the SEC in compliance with applicable rules and regulations;

  •
  financial statements and undisclosed liabilities;

  •
  information to be included in the offer documents, the proxy statement and the other documents required to be filed with the SEC relating to the Offer and the Merger;

  •
  absence of specified adverse changes or events and conduct of business;

  •
  litigation;

  •
  employee benefit plans and ERISA compliance, labor and employee matters;

  •
  tax matters;

  •
  finders and investment bankers;

  •
  the opinion of Prima's financial advisor;

  •
  the required vote of Stockholders to approve the Merger;

  •
  anti-takeover plans and state takeover statutes;

  •
  environmental matters;

  •
  title to and condition of property;

  •
  compliance with laws and governmental licenses and permits;

  •
  insurance matters;

  •
  absence of sensitive payments;

  •
  material contracts;

  •
  regulation as a utility;

  •
  title to intellectual property;

  •
  hedging, hydrocarbon sales and balancing;

  •
  absence of agreements with regulatory agencies;

  •
  accuracy of reserve reports; and

  •
  status and operation of oil and gas properties.

        Parent and Purchaser have made customary representations and warranties in the Merger Agreement to Prima with respect to, among other matters:

  •
  corporate organization, qualification and good standing;

  •
  corporate power and authority to enter into the Merger Agreement and the due execution, delivery and enforceability of the Merger Agreement;

  •
  governmental authorizations, consents and appraisals;

  •
  absence of a breach of their organization documents, material agreements or laws as a result of the execution, delivery and performance of the Merger Agreement;

  •
  information to be included in the offer documents and the other documents required to be filed with the SEC relating to the Offer and the Merger;

  •
  the availability of funds; and

  •
  ownership of Prima capital stock.

        Covenants.    The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement, during the period from the date of the Merger Agreement through the consummation of the Merger, Prima and each of its subsidiaries will conduct their businesses, including continuing to explore, develop and drill and complete oil and gas wells, in all material respects in the ordinary course consistent with past practice, and Prima and each of its subsidiaries will use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties in all material respects and to keep available the services of their respective officers and key employees. Prima has agreed not to, and to cause each of its subsidiaries not to, take certain actions, including:

  •
  proposing or adopting amendments to its organizational documents or the terms of any outstanding security;

  •
  acquiring or agreeing to acquire any assets, business, corporation, partnership, joint venture, association or other business organization or division thereof other than assets acquired in the ordinary course of business consistent with past practice;

  •
  selling, leasing, mortgaging, farming-out or otherwise encumbering, subjecting to any lien or disposing of any of its properties or assets or stock or other ownership interests (other than (i) in the ordinary course of business substantially consistent with past practice, (ii) pursuant to specified agreements, (iii) liens for taxes not yet due or being contested and (iv) mechanics and similar liens that do not materially detract from the value of any of such properties, assets, stock or ownership interests or materially interfere with the present use of any of such properties or assets);

  •
  declaring, setting aside, marking or paying any dividend or distribution on shares of its capital stock, other than dividends or distribution payable by any wholly-owned subsidiary of Prima;

  •
  issuing, delivering or selling any capital stock of Prima or any subsidiary or proposing the issuance, delivery or sale of any capital stock of Prima or any subsidiary (other than the issuance of Shares upon the exercise of Prima Stock Options that were granted prior to the date of the Merger Agreement), splitting, combining or reclassifying any capital stock of Prima or any subsidiary or issue or authorizing the issuance of any other securities in respect of, or in lieu of or in substitution for, any of their securities, or, except as otherwise agreed, repurchasing, redeeming or otherwise acquiring their securities;

  •
  entering into, amending, modifying, terminating or making a commitment in respect of any material contracts, except in the ordinary course of business consistent with past practice, or entering into any agreement or arrangement that limits or restricts Prima or any of its subsidiaries from competing in or conducting any line of business or engaging in business in any significant geographical area except for area of mutual interest agreements entered in connection with prospect reviews and similar arrangements, or entering into any commitment or transaction material to Prima and its subsidiaries, taken as a whole;

  •
  incurring any indebtedness in excess of $1,000,000, or guaranteeing any indebtedness of another person, or making any loans, advances or capital contributions to, or investments in, any other person, other than to Prima or any direct or indirect wholly-owned subsidiary of Prima;

  •
  except as may be required by applicable law or a disclosed existing contract, increasing the compensation payable to any of its officers, directors or key employees, granting any severance or termination pay to officers, directors or key employees or otherwise establishing, modifying or amending any employment, severance or consulting agreement with any stockholder or current or former director, officer or other employee of Prima or any subsidiary, or establishing, adopting, entering into or amending any collective bargaining agreement or benefit plan for the benefit of current or former directors, officers or employees;

  •
  changing any of its accounting policies or procedures, including procedures with respect to the payment of accounts payable and collection of accounts receivable (unless required by law, generally accepted accounting principles in the United States or the SEC);

  •
  except for existing authorizations for expenditures and capital expenditures approved in the 2004 capital budget approved by the Board and provided to Parent, making or committing to make any capital expenditures in excess of $500,000 in the aggregate, provided that Prima must give Parent prior written notice once such expenditures in the aggregate exceed $100,000;

  •
  failing to meet its royalty payment obligations in connection with its Oil and Gas Interests (as defined in the Merger Agreement) to the extent such failure(s) would or could reasonably be expected to result in damages or losses of no more than $1,000,000 in the aggregate;

  •
  entering into any derivatives transactions or entering into any fixed-price commodity sales agreements without the prior written consent of Parent which will not be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent will be determined based upon what is in the reasonable best interests of Prima;

  •
  changing its material existing insurance policies (or substantial equivalents thereof);

  •
  terminating any existing gas purchase, sale, supply, exchange, processing or transportation contract, except in the ordinary course consistent with past practice, or entering into any new contract for the purchase, sale, supply, transportation, storage, processing or exchange of gas or renewing, extending or negotiating any existing contract providing for the same where such contract is not terminable within 30 days without penalty, without the consent of Parent which will not be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent will be determined based upon what is in the reasonable best interests of Prima;

  •
  electing not to participate or waiving its right not to participate in any operation on any new or existing oil and gas well under circumstances where Prima or any of its subsidiaries or any of the Oil and Gas Interests will be subject to any penalty or forfeiture as a result of such non-participation or waiver of the right to participate, in each case without the prior consent of Parent, not to be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent will be determined based upon what is in the reasonable best interests of Prima, except as done in the ordinary course of business;

  •
  voluntarily relinquishing Prima's or any of its subsidiaries' position as operator with respect to any Oil and Gas Properties, in each case without the prior consent of Parent, not to be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent will be determined based upon what is in the reasonable best interests of Prima;

  •
  waiving, releasing, assigning, settling or compromising any legal actions or other proceedings not covered by insurance except any waivers, releases, assignments, settlements or compromises that do not involve the payment of more than $250,000 in the aggregate;

  •
  adopting a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

  •
  engaging in any transaction with, or entering into any agreement, arrangement or understanding with, directly or indirectly, any of their respective affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Exchange Act that would be required to be disclosed under Item 404;

  •
  effectuating a "plant closing" or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of Prima or any of its subsidiaries;

  •
  taking or omitting to take any action that would cause any of its representations and warranties set forth in the Merger Agreement to no longer be true and correct such that Parent would have the right to terminate the Merger Agreement; or

  •
  otherwise agreeing or committing to take any of the foregoing actions.

        In addition, Prima has agreed, and has agreed to cause each of its subsidiaries, to develop, maintain and operate the Oil and Gas Interests in material compliance with applicable laws, regulations and orders of any governmental entity, pay when due (including applicable grace periods) all rents and joint interest and other costs and expenses coming due and payable in connection with the Oil and Gas Interests, perform in all material respects all of the covenants and conditions contained in the Leases (as defined in the Merger Agreement) and all Oil and Gas Contracts (as defined in the Merger Agreement) in a timely manner so as not to be in material breach of such Leases and Oil and Gas Contracts, maintain in full force and effect all material Leases and other Oil and Gas Contracts, including any options included within such contracts and maintain all company permits in full force and effect, and otherwise acting with respect to the Oil and Gas Interests in good faith and in accordance with Prima's best business judgment as if the transactions herein were not contemplated by the parties, except in the ordinary course consistent with past practices.

        Access to Information.    The Merger Agreement provides that Prima shall provide Parent's representatives appropriate access at all reasonable times to Prima's offices, properties, permits, files, books and records. Parent is obligated to keep the information so obtained confidential pursuant to the Confidentiality Agreement. See "The Confidentiality Agreement" below in this Section 12.

        No Solicitation.    In the Merger Agreement, Prima has agreed to, and to cause its subsidiaries and directors, officers, employees and representatives (including consultants, accountants, legal counsel, financial sources, investment bankers, agents and affiliates) of Prima and its subsidiaries (collectively, "Representatives") to, cease any existing solicitations, discussions, negotiations or other activity with any parties that may be ongoing with respect to any Acquisition Proposal (as defined below). In addition, Prima will not, nor will it permit its subsidiaries or Representatives to, directly or indirectly:

  •
  solicit, initiate or knowingly induce, entertain or encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal;

  •
  engage in discussions or negotiations with, furnish or disclose any information or data relating to Prima or any of its subsidiaries to, or in response to a request therefor by, give access to the assets of Prima or the books and records of Prima or its subsidiaries to, any person that has made or may be considering making an Acquisition Proposal;

  •
  grant any waiver or release under any standstill or similar contract relating to the Shares or Prima or its subsidiaries to which it or any of its subsidiaries is a party, including the Rights Agreement, unless the Board, acting in good faith and by a majority of the members of its entire Board, has (A) determined, after consultation with its financial advisor, that such waiver or release is reasonably likely to result in a Superior Proposal (as defined below) and (B) determined, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board's fiduciary obligations to the Stockholders of Prima under applicable laws;

  •
  approve, endorse or recommend any Acquisition Proposal; or

  •
  enter into any agreement in principle, arrangement, understanding or contract for any Acquisition Proposal.

        Any violation of the foregoing restrictions by any of Prima's Representatives, regardless of whether such Representative is so authorized and whether or not the Representative is purporting to act on behalf of Prima or otherwise shall be deemed a breach of the Merger Agreement by Prima.

        An "Acquisition Proposal" is defined as any contract, proposal, offer or indication of interest (other than by Parent or one of its affiliates) (whether or not in writing and whether or not delivered to the Stockholders of Prima generally) relating to:

  •
  the acquisition (including any lease, long-term supply agreement, mortgage, pledge or other arrangement having similar economic effect) in any manner, directly or indirectly, of any business or assets of Prima or any of its subsidiaries (including the capital stock of (or other ownership interest in) any subsidiary of Prima) that generated 15% or more of Prima's consolidated net revenues or net income for the year ended December 31, 2003 or the three months ended March 31, 2004 or that constituted more than 15% of Prima's assets at March 31, 2004;

  •
  a direct or indirect purchase of Shares and any other capital stock of (or ownership interest in) Prima (the "Company Securities") in a single transaction or series of related transactions representing 15% or more of the voting power of the capital stock of (or other ownership interest in) Prima or any new class or series of stock that would be entitled to a class or series vote with respect to the Merger, including by way of a tender offer, exchange offer or issuance of any Company Securities in connection with any acquisition by Prima or any of its subsidiaries; or

  •
  a merger, business combination, reorganization, recapitalization, liquidation or dissolution of Prima, in each case other than the transactions contemplated by the Merger Agreement.

        However, Prima and its Board are not prohibited from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to, Prima or any of its subsidiaries or giving access to the assets of Prima or the books and records of Prima or any of its subsidiaries to, any Person who, after the date of the Merger Agreement, makes a bona fide written Acquisition Proposal not solicited after the date of the Merger Agreement in violation of the provisions of the Merger Agreement if (i) the Board, acting in good faith and by a majority of the members of its entire Board, (y) determines, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (z) determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Stockholders of Prima under applicable laws (in each case, taking into account any adjustments to the terms and conditions of the Merger Agreement, the Offer or the Merger offered in writing by Parent in response to such Acquisition Proposal), and (ii) Prima enters into a confidentiality agreement with such person (provided that, to the extent such confidentiality agreement is on terms and conditions materially more favorable to such person than those contained in the Confidentiality Agreement, the Confidentiality Agreement will be deemed amended to contain such materially more favorable terms). Prima may terminate the Merger Agreement prior to the consummation of the Offer if the Board of Prima has approved, subject to complying with the terms of the Merger Agreement, a Superior Proposal.

        A "Superior Proposal" is defined as a bona fide Acquisition Proposal made by a third party for at least a majority of the voting power of Prima's then outstanding securities or all or substantially all of the assets of Prima and its subsidiaries, taken as a whole, if the Board of Prima determines in good faith by a vote of a majority of the entire Board (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than those contemplated by the Merger Agreement (taking into account any adjustments to the terms and conditions of the Merger Agreement, the Offer or the Merger offered in writing by Parent, and the fees and expenses of Parent and break-up fees payable by Prima pursuant to the Merger Agreement (see "—Termination Fees and Expenses" below), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied in a timely manner, (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed, and (iv) which was not made in violation of any standstill or similar agreement to which Prima or any of its subsidiaries is a party.

        The Merger Agreement requires that Prima must as soon as practicable (but in any event within 24 hours) notify Parent of any Acquisition Proposal, discussion, negotiation or indication from any person that it intends to make, or is considering making, an Acquisition Proposal or any request for non-public information relating to Prima or any of its subsidiaries or for access to the assets of Prima or the books and records of Prima or its subsidiaries by any person that Prima reasonably believes is reasonably likely to lead to an Acquisition Proposal. Prima will promptly provide Parent with the identity of such person, a description of the material terms of such Acquisition Proposal or request and, if applicable, copies of any written materials received by Prima in connection with such Acquisition Proposal, discussion, negotiation or inquiry. Prima will keep Parent informed on a current basis of the status and terms of any such Acquisition Proposal (including amendments or proposed amendments thereto), indication or request. Prima is required to provide to Parent any non-public information regarding Prima provided to any other person which was not previously provided to Parent.

        Unless Prima terminates the Merger Agreement in accordance with its provisions, the Board is not permitted to approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or enter into any agreement in principle or understanding or contract related to any Acquisition Proposal.

        Nothing contained in the Merger Agreement prohibits the Board from disclosing to the Stockholders of Prima a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and providing business information in the ordinary course of business consistent with past practice to persons who have pre-existing contractual obligations (other than confidentiality agreements) with Prima or one of its subsidiaries.

        Directors' and Officers' Indemnification and Insurance.    Pursuant to the Merger Agreement, the Surviving Corporation will, from and after the consummation of the Merger, indemnify, defend and hold harmless to the fullest extent permitted by law the present and former officers and directors of Prima and its subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time, including amounts paid in settlement or compromise with the approval of the Parent (which approval will not be unreasonably withheld). In addition, Purchaser and Parent have agreed in the Merger Agreement that all rights to indemnification existing in favor of the present or former directors and officers of Prima or any of its subsidiaries as provided in Prima's certificate of incorporation or bylaws or any disclosed agreement as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Merger will survive the Merger and continue in full force and effect. Parent has agreed to cause the Surviving Corporation to maintain in effect for a period of six years after the consummation of the Merger, in respect of acts or omissions occurring prior to such time, policies of directors' and officers' liability insurance providing coverage no less favorable than that provided for the individuals who are covered by Prima's existing policies. However, the Surviving Corporation is not required in order to maintain such policies to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by Prima (which premium Prima represented is $189,000) to maintain its existing policies, and if the annual premium for such insurance will exceed such 200% in any year, the Surviving Corporation is only obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, however, that Parent and the Surviving Corporation may satisfy this obligation by purchasing a six-year "tail" policy under Prima's existing current directors' and officers' liability insurance. If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation, or such successor or assign, as the case may be, assume such obligations.

        Pursuant to the Merger Agreement, the indemnification and directors' and officers' insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified under this provision of the Merger Agreement (whether or not parties to the Merger Agreement).

        Employee Benefit Arrangements.    From and after the Effective Time, employees of Prima who continue their employment with Prima (the "Continuing Employees") will, at the option of Parent, either continue to be eligible to participate in the employee benefit plans that are, at the option of Parent, continued by Prima, or alternatively will be eligible to participate in the same manner as similarly situated employees employed by Parent in the employee benefit plans sponsored or maintained by Parent, as applicable. Parent will (to the extent permitted under the terms of Parent's existing employee benefit plans) recognize the prior employment with Prima of each of the Continuing Employees in connection with all employee benefit plans of Parent in which Continuing Employees are eligible to participate following the Effective Time, for eligibility and vesting purposes (but not for benefit accrual purposes under any defined benefit plans). Parent, the Surviving Corporation and their affiliates will have the right to terminate the employment of any employee, with or without cause, or to amend or to terminate any employee benefit plan of Parent established, maintained or contributed to by Parent or any of its affiliates after the Effective Time.

        Subsequent Financial Statements.    Pursuant to the Merger Agreement, Prima shall provide to Parent drafts of any SEC documents of Prima a reasonable time prior to filing and shall consult with, and provide Parent an opportunity to comment on, prior to filing any SEC documents of Prima or making publicly available its financial results for any period.

        Conditions to the Merger.    Pursuant to the Merger Agreement, the parties' obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, of the following conditions:

  •
  unless the Merger is consummated as contemplated by Section 253 of DGCL, the Merger Agreement shall have been adopted by the requisite vote of the Stockholders of Prima in accordance with DGCL; provided that Purchaser and Parent shall have voted all of their Shares in favor of the Merger Agreement and the Merger;

  •
  no provision of any applicable law or orders of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect;

  •
  any waiting period (and any extension thereof) applicable to the consummation of the Merger under each of the HSR Act shall have been satisfied; and

  •
  Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated and the Merger, the Offer and the related transactions may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders of Prima or Parent):

  (a)
  by mutual written consent of Prima and Parent;

  (b)
  by either Prima or Parent if the Offer has not been consummated on or before September 30, 2004, provided that the right to terminate the Merger Agreement under this clause (b) will not be available to any party whose willful failure to fulfill any of its material obligations under the Merger Agreement has been the cause of the failure to consummate the Offer by such date;

  (c)
  by either Prima or Parent, if there shall be any applicable law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any final and nonappealable order of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger (unless the party claiming the right to terminate the Merger Agreement under this clause (c) has not used its commercially reasonable efforts to have such order lifted);

  (d)
  prior to the consummation of the Offer by (x) Prima if there has been a breach by Parent of any representation or warranty of Parent contained in the Merger Agreement which would have a Parent Material Adverse Effect (as defined herein), (y) Parent if there has been a breach of the representations and warranties or covenants or agreements of Prima contained in the Merger Agreement such that the conditions to the Offer described in "Section 14—Conditions of the Offer" would not be satisfied or (z) Prima if Parent has not performed in all material respects each obligation, agreement and covenant to be performed with by it under the Merger Agreement, and in each of clauses (x), (y) and (z) such breach or failure to perform is not curable or, if curable, is not cured within the earlier of (i) ten business days after written notice of such breach is given by the terminating party to the other party and (ii) the scheduled expiration of the Offer;

  (e)
  by Parent prior to the consummation of the Offer, if,

  •
  the Board has failed to recommend, or has withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or has recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or has resolved to do any of the foregoing),

  •
  Prima has breached in any material respect any of its obligations with respect to the "No Solicitation" obligations described above,

  •
  the Board has refused to affirm its approval or recommendation of the Merger Agreement, the Offer or the Merger within ten business days of any written request from Parent,

  •
  a competing tender or exchange offer constituting an Acquisition Proposal has been commenced and Prima has not sent holders of the Shares pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten business days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Board recommends rejection of such Acquisition Proposal,

  •
  the Board exempts any other person from the provisions of Section 203 of DGCL,

  •
  the Board exempts any other person under the Rights Agreement, or

  •
  Prima or the Board publicly announces its intention to do any of the foregoing;

  (f)
  by Prima prior to the consummation of the Offer, if the Board of Prima has approved, subject to complying with the terms of the Merger Agreement, a Superior Proposal; provided, however, that Prima may not terminate pursuant to this subsection (f) unless:

  •
  such Superior Proposal did not result from Prima's breach of any of its obligations with respect to the "No Solicitation" obligations described above,

  •
  the Board authorizes Prima, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a

      Superior Proposal and Prima notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications),

    •
    during the three business day period after Prima's notice (the "Negotiation Period"), (x) Prima has offered to negotiate with (and, if accepted, negotiate with), and has instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate with), Parent to attempt to make such adjustments in the terms and conditions of the Merger Agreement as will enable Prima to proceed with the Merger Agreement (unless the next scheduled expiration date of the Offer is within three business days of the end of the Negotiation Period and Parent does not extend the Offer by such third business day) and (y) the Board has determined in good faith, after consultation with its independent financial adviser and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to Prima's notice (including any subsequent amendments or modifications) continues to be a Superior Proposal,

    •
    such termination is within three Business Days following the Negotiation Period, if any, and

    •
    Prima simultaneously pays a fee in connection with such termination as described below under the caption "—Termination Fee and Expenses" and Parent receives a written acknowledgement of such payment from each party to the Superior Proposal that it is aware of such amounts due Parent and each such party waives any right it may have to contest such payment;

  (g)
  by Prima, if the Offer has not been commenced within ten business days following the date of the Merger Agreement (except as a result of any material breach of the Merger Agreement by Prima) (provided that such right of termination must be exercised by Prima prior to the commencement of the Offer);

  (h)
  by Parent or Prima if as the result of the failure of any of the conditions to the Offer (as described in "Section 14—Conditions of the Offer"), the Offer has terminated or expired in accordance with its terms (including after giving effect to any extensions, if any) without Purchaser having purchased any Shares pursuant to the Offer (unless the party claiming the right to terminate the Merger Agreement is the party whose willful failure to fulfill any of its obligations has resulted in such failure);

  (i)
  by Parent, if, prior to the consummation of the Offer, any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or any of its affiliates, has acquired beneficial ownership (as defined in Section 13(d) of the Exchange Act) of more than 15% of the Shares;

  (j)
  by Parent if, prior to the consummation of the Offer any director or 10% stockholder party to a Stockholder Agreement has breached any of its obligations under the Stockholder Agreement and such breach, if curable, is not cured within the earlier of (i) ten business days after written notice of such breach is given to Prima, and (ii) the scheduled expiration of the Offer;

  (k)
  by Parent if either the Chief Executive Officer or the Chief Financial Officer of Prima fails to provide the certifications required under Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002 with respect to any Annual Report on Form 10-K or Quarterly Report on Form 10-Q of Prima required to be filed prior to the consummation of the Offer at the time such report is required to be filed under the Exchange Act and such failure has or would be reasonably likely to have a Company Material Adverse Effect; or

  (l)
  by Parent if,

  •
  on or prior to August 9, 2004 or November 9, 2004, as applicable, Prima has not publicly filed its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2004 or September 30, 2004, as applicable,

  •
  at any time after the date of the Merger Agreement, there is any restatement of Prima's consolidated financial statements or any material change to Prima's previously announced financial results, or

  •
  Prima has filed with the SEC, or otherwise announced, one or more amendments to a form, report, statement and other documents required with the SEC in which Prima makes a downward restatement of the aggregate proved hydrocarbon reserves of Prima and its subsidiaries, taken as a whole, as of December 31, 2003, and any such failure to file, restatement, material change or downward adjustment, as applicable, has or would be reasonably likely to have a Company Material Adverse Effect.

        A "Parent Material Adverse Effect" is any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of Parent and Purchaser, taken as a whole, or on the ability of Parent or Purchaser to perform in a timely manner its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement.

        A "Company Material Adverse Effect" means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments (including Title Defect Amounts (as defined in the Merger Agreement) with respect to any failure to have Good and Marketable Title (as defined in the Merger Agreement)), has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations, ability to operate the business in the ordinary course or financial condition of Prima and its subsidiaries, taken as a whole, or on the ability of Prima to perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement; provided, that in no event shall any of the following constitute a Company Material Adverse Effect:

  •
  any change or effect resulting from changes in general economic or business conditions in the United States generally or in world capital markets (except for any such changes which disproportionately impact Prima and its subsidiaries taken as a whole);

  •
  any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally), except for any such changes which disproportionately impact Prima and its subsidiaries taken as a whole;

  •
  any change or effect resulting directly from the execution and delivery of the Merger Agreement or the announcement thereof or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

  •
  changes required by changes in United States generally accepted accounting principles; or

  •
  any decrease in the market price of Prima common stock (excluding any change, development or event underlying such decrease to the extent such change, development or event would otherwise constitute or contribute to a Company Material Adverse Effect).

        Termination Fees and Expenses.    The Merger Agreement provides that Prima will pay to Parent:

  •
  an amount equal to the expenses incurred by Parent and Purchaser in connection with the transactions contemplated by the Merger Agreement, up to a maximum amount not to exceed $2.5 million ("Parent Expenses") if:

  (i)
  this Agreement is terminated pursuant to clauses (d)(y), (e), (f) or (i) under the caption "—Termination" above; or

  (ii)
  this Agreement is terminated pursuant to clause (b) under the caption "—Termination" above and at the time of such termination (x) the Minimum Condition has not been satisfied and (y) a bona fide Acquisition Proposal has been previously announced or made known to Prima or an offer commenced; and

  •
  a termination fee of $17.9 million (the "Termination Fee") if:

  (i)
  this Agreement is terminated pursuant to clause (e) or (f) under the caption "—Termination" above;

  (ii)
  this Agreement is terminated pursuant to clause (d)(y) or (i) under the caption "—Termination" above and, prior to the one year anniversary of such termination, Prima or any of its subsidiaries (A) consummates any Business Combination (as defined below) or (B) enters into any agreement in principle, arrangement, understanding or contract providing for the implementation of a Business Combination (other than a capital raising transaction by Prima in the form of an underwritten public offering) and subsequently consummates (whether before or after such one year anniversary) such Business Combination; or

  (iii)
  this Agreement is terminated pursuant to clause (b) under the caption "—Termination" above and at the time of such termination (w) the Minimum Condition has not been satisfied, (x) a bona fide Acquisition Proposal has been previously announced or made known to Prima or an offer commenced and, (y) prior to the one year anniversary of such termination, Prima or any of its subsidiaries (A) consummates any Acquisition Proposal, regardless of whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (x), or (B) enters into any agreement in principle, arrangement, understanding or contract providing for the implementation of any Acquisition Proposal (other than a capital raising transaction by Prima in the form of an underwritten public offering), regardless of whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (x), and subsequently consummates (whether before or after such one year anniversary) such Acquisition Proposal.

        All Parent Expenses and the Termination Fee payable in connection with a termination by Prima pursuant to clause (e) or (f) under "—Termination" must be paid simultaneously with such termination. In all other situations where Parent Expenses are due, Parent Expenses must be paid as promptly as practicable following termination of this Agreement, but no more than three business days thereafter. If Parent terminates the Agreement pursuant to clause (e) under "—Termination", the Termination Fee must be paid as promptly as practicable following termination of this Agreement, but no more than three business days thereafter. Any Termination Fee due under clauses (ii) and (iii) above must be paid promptly but in no event later than three business days after the consummation of the applicable Business Combination or Acquisition Proposal, as the case may be.

        A "Business Combination" means (a) a merger, consolidation, share exchange, business combination or similar transaction involving Prima as a result of which Prima's Stockholders prior to such transaction, in the aggregate, cease to own at least 50.1% of the voting power and at least 50.1% of the aggregate market value of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of Prima and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions (other than to customers in the ordinary course of business), or (c) the acquisition by a person (other than Purchaser or any affiliate thereof) or "group" (as defined under Section 13(d) of the Exchange Act) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of Prima's common stock, whether by tender or exchange offer or otherwise.

        Effect of Termination.    In the event of the termination of the Merger Agreement, the Merger Agreement, but not the Confidentiality Agreement, will become void and of no effect, and there will be no liability on the part of any party to the other party thereto (or any stockholder or Representative of such party); provided that, if such termination has resulted from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of another party, (ii) failure of a party to perform a covenant in the Merger Agreement or (iii) breach by any party thereto of any representation or warranty or agreement contained in the Merger Agreement, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such willful failure or breach.

        Amendment.    The Merger Agreement may be amended by the parties at any time before or after any required approval of the Merger by Prima's Stockholders. However, after any such stockholder approval, no amendment may be made that by law requires further approval by Prima's Stockholders without the further approval of such Stockholders. Any amendment to the Merger Agreement must be in writing signed on behalf of each of the parties.

        Extension; Waiver.    The parties may, at any time prior to the Effective Time, (i) extend the time for the performance of any of the obligations of the other parties, (ii) waive any inaccuracies in any representations and warranties on the part of the other parties or (iii) waive compliance with any of the agreements or conditions contained therein on the part of the other parties.

The Stockholder Agreements

        The following is a summary of material provisions of the Stockholder Agreements (the "Stockholder Agreements"), dated as of June 9, 2004, entered into by each director and officer of Prima and a principal stockholder of Prima with Parent and Purchaser, copies of which are filed as exhibits to the Schedule TO. The summary is not a complete description of the terms and conditions of the Stockholder Agreements and is qualified in its entirety by reference to the full text of such agreements filed with the SEC as exhibits to the Schedule TO, which are incorporated by reference herein. The Stockholder Agreements should be read in their entirety for a more complete description of the matters summarized below. The Stockholder Agreements may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

        As a condition and inducement for Parent and Purchaser to enter into the Merger Agreement, each of James R. Cummings, Douglas J. Guion, Catherine J. Paglia, George L. Seward, Neil L. Stenbuck, Michael R. Kennedy, Michael J. McGuire, John H. Carpenter, Sandra J. Irlando, Edward L. McLaughlin, Richard H. Lewis, Brakemaka LLLP (an affiliated family-owned limited liability limited partnership of Richard H. Lewis), who are Prima's executive officers and directors, and Robert G. James, the Robert & Ardis James Foundation and the Robert G. James IRA Rollover Account, who are related and together are a principal stockholder, (each a "Subject Stockholder") entered into a stockholder agreement dated as of June 9, 2004, with Parent and Purchaser (each, a "Stockholder Agreement," and collectively, the "Stockholder Agreements"). The Stockholder Agreements cover 2,847,615 shares, or approximately 21.9%, of Prima common stock owned by the Stockholders.

        Pursuant to the Stockholder Agreements, each Subject Stockholder has, among other things, agreed to

  •
  tender all Shares beneficially owned by it as of the commencement of the Offer (the "Subject Stockholder Shares") into the Offer as promptly as practicable and in no event later than the tenth business day following commencement of the Offer;

  •
  appear at any meeting of Prima's Stockholders or otherwise cause all Subject Stockholder Shares to be counted as present thereat for purposes of establishing a quorum; and

  •
  vote all the Subject Stockholder Shares (1) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and (2) against (A) any alternative transactions or certain other actions specified therein and (B) any amendment of Prima's certificate of incorporation or bylaws or other proposal, action or transaction involving Prima or any of its subsidiaries or any of its Stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Stockholder Agreement or to deprive Parent or Purchaser of any material portion of the benefits anticipated by Parent or Purchaser to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, or change in any manner the voting rights of Prima common stock presented to the Stockholders of Prima or in respect of which the vote or consent of the Stockholders is requested or sought.

        Each Subject Stockholder (a) represented that any arrangements previously entered into or granted with respect to the Subject Stockholder Shares have expired or been revoked, and (b) agreed not to sell, transfer, pledge or otherwise dispose or convert of any of the Subject Stockholder Shares or any interests therein, subject to the exceptions set forth in its Stockholder Agreement. Each Subject Stockholder has also agreed that to the extent it exercises options to purchase shares of Prima common stock, such shares will become Subject Stockholder Shares and will be tendered and voted as set forth above. The Stockholders in aggregate own options to purchase 884,625 shares of Prima common stock.

        In addition, under the Stockholder Agreements (so long as they remain in effect), each Subject Stockholder granted Parent and Purchaser an irrevocable proxy to vote or act by written consent in respect of all Shares held by such Subject Stockholder with respect to such vote or action by written consent, for the purpose of securing the performance of the duties of each Subject Stockholder under the Stockholder Agreements.

        The Stockholder Agreements contain customary representations and warranties by the Subject Stockholders, including representations and warranties as to ownership of the Subject Stockholder Shares and power and authority to enter into the Stockholder Agreement.

        The covenants and agreements contained in the Stockholder Agreements will terminate upon the termination of the Merger Agreement.

        Neither Petro-Canada, Parent nor Purchaser have paid any additional consideration to any of the Subject Stockholders in connection with the execution and delivery of the Stockholder Agreements.

The Confidentiality Agreement

        The following is a summary of the Confidentiality Agreement, dated as of October 27, 2003 (the "Confidentiality Agreement"), between Prima, Petro-Canada and Petro-Canada Oil and Gas. This summary is not a complete description of the terms and conditions of the Confidentiality Agreement, and is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized below. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in "Section 8—Certain Information Concerning Prima."

        General.    Pursuant to the Confidentiality Agreement, Prima and Petro-Canada and Petro-Canada Oil and Gas (collectively, the "parties") have agreed that the Confidential Information (as defined in the Confidentiality Agreement) will be used solely in connection with exploring a possible business combination between Petro-Canada and Prima (the "Transaction"), and that such information will be kept confidential; provided, however, that the parties may disclose such information to Representatives who need to have access to such information in connection with the potential transaction, to comply with any disclosure obligations arising under federal securities laws or policies of any stock exchange or similar applicable regulatory agency.

        Standstill.    The parties have also agreed that, until the earlier of October 27, 2005 or the closing of the Transaction, the parties will not, without the prior written consent of the other parties,

        (a)   effect or seek, or propose to effect, or cause or participate in, or assist any other person to effect or participate in:

  •
  the acquisition of the securities of the other party or its affiliates;

  •
  any merger or business combination or similar transaction involving the other party or its affiliates;

  •
  any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or its affiliates; or

  •
  any action to call a meeting of stockholders, solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of securities of such other party;

        (b)   form, join or otherwise participate in a "group" (as defined in the Exchange Act) with respect to securities of such other party;

        (c)   otherwise act, alone or in concert with others, to seek to control the management, the Board or policies of the other party;

        (d)   take any action which might cause or require the party to make a public announcement regarding any of the foregoing; or

        (e)   enter into any discussions or arrangements with any third party with respect to the foregoing.

        Non-Solicitation.    In addition, the parties have agreed that for a two year period from the date of the Confidentiality Agreement, the parties will not solicit or cause to be solicited the employment of any of the employees of the other parties and who is identified as a candidate for employment as a result of the Transaction or its review of the Confidential Information.

        The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

Statutory Requirements

        In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of the agreement of merger by the stockholders of each corporation by the affirmative vote of at least a majority of all the outstanding shares of stock entitled to vote on the Merger, unless otherwise provided for in the corporation's certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the affirmative vote of the holders of a majority of the Shares is required in order to adopt the Merger Agreement. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other Stockholder.

        Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and Prima have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly practicable after such acquisition, without a meeting of the holders of Shares. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer and a vote of the holders of Shares is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

Appraisal Rights

        No appraisal rights are available in connection with the Offer.    However, if the Merger is consummated, Stockholders who have not tendered their Shares will have certain rights under the DGCL to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern" to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the consideration to be paid in the Offer and the Merger.

        Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any Stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, Stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Goldman Sachs) are not necessarily opinions as to "fair value" under Section 262.

        The foregoing summary of the rights of dissenting Stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise any dissenters' rights under the DGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

        Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to Stockholders if the Merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such Stockholders have to take any action relating thereto.

        Stockholders who sell Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the purchase price paid in the Offer therefor.

Going Private Transactions

        The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer and, in the Merger, the Prima Stockholders will receive the same price per Share paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning Prima and certain information relating to the fairness of the proposed transaction and the consideration offered to minority Stockholders in such transaction be filed with the SEC and disclosed to Stockholders prior to consummation of the transaction.

Purchase of Shares After the Expiration Date

        Parent, Purchaser or an affiliate of Parent may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they will determine, which may be more or less than the price paid in the Offer.

SECTION 13.    DIVIDENDS AND DISTRIBUTIONS

        The Merger Agreement provides that Prima will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, deliver or sell or authorize the issuance, delivery or sale of (i) any shares of any class of capital stock of Prima or any subsidiary thereof, or any security, convertible or exercisable for either of the foregoing (other than upon the exercise of Prima Stock Options that have been granted prior to the date of the Merger Agreement) or (ii) any properties or assets, or stock or other ownership interests in any of its properties, except for transactions in the ordinary course of business consistent with past practices and certain other limited exceptions; (b) declare, set aside, make or pay any dividend or other distribution, with respect to any of its capital stock, except for dividends by any wholly-owned subsidiary to Prima or any other direct or indirect, wholly-owned subsidiary; or (c) reclassify, combine, split or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 12—Purpose of the Offer and the Merger; Plans for Prima; The Merger Agreement; The Stockholder Agreements; The Confidentiality Agreement; Appraisal Rights—The Merger Agreement—Covenants."

SECTION 14.    CONDITIONS OF THE OFFER

        The following is a description of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by Petro-Canada, Purchaser and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in "Section 8—Certain Information Concerning Prima" of this Offer to Purchase.

        Notwithstanding any other provision of the Offer, Parent and Purchaser will not be required to accept for payment or purchase or, subject to any applicable rules and regulations of the SEC, pay for any tendered Shares, and may delay the acceptance for payment of tendered Shares, and under certain circumstances may terminate the Offer (in each case in accordance with the Merger Agreement), if (x) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would, together with any other shares beneficially owned by Parent and its affiliates, constitute more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase of all the securities of Prima entitled to vote in the election of directors or in a merger (the "Minimum Condition"), (y) the applicable waiting period, if any, under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, or (z) if any of the following conditions shall have occurred and be continuing as of any scheduled expiration date of the Offer:

  (a)
  a provision of any applicable law or judgment, injunction, order or decree by or on behalf of a governmental entity (i) makes illegal or otherwise directly or indirectly restrains or prohibits the making of the Offer, the purchase of Shares pursuant to the Offer or the consummation of the Merger, (ii) restrains or prohibits Parent's ownership or operation of all or any material portion of the business or assets of Prima and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or compels Parent to dispose of or hold separate all or any material portion of the business or assets of Prima and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) imposes material limitations on the ability of Parent, Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership with respect to the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to Prima's stockholders, (iv) requires divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares or (v) compels Parent or any of its subsidiaries and/or Prima or any of its subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of Prima and its subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its subsidiaries, taken as a whole; or

  (b)
  (x) there has been instituted or pending any action or proceeding by any governmental entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the purchase of Shares pursuant to the Offer or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of Prima and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to Prima's stockholders, (v) seeking to require divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares, (vi) seeking to compel Parent or any of its subsidiaries and/or Prima or any of its subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of Prima and its subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its subsidiaries, taken as a whole or (vii) that otherwise has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or (y) any proposal by any governmental entity will be made that, if enacted, would reasonably be expected to have the effects described in clause (x) above; or

  (c)
  a judgment has been entered by a governmental entity imposing damages on Prima and its subsidiaries and/or Parent and its subsidiaries directly or indirectly relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, that has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect; or

  (d)
  since December 31, 2003 there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or

  (e)
  the Board has failed to recommend, or has withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or has recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or has resolved to do any of the foregoing); or

  (f)
  (i) any of the representations and warranties of Prima set forth in the Merger Agreement will not be true and correct at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that expressly address matters only as of a particular date that are true and correct as of such date), except (A) for changes expressly permitted by the Merger Agreement or (B) where all such failures to be true and correct (without giving effect to any materiality, Company Material Adverse Effect, knowledge or, in the case of indebtedness, good faith estimate qualifiers set forth therein) could not reasonably be expected to (x) result in liabilities, losses, damages, claims or expenses that in the aggregate exceed $30,750,000, or (ii) Prima shall not have performed in any material respect its obligations, agreements and covenants to be performed by it under the Merger Agreement; or

  (g)
  there has occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the Nasdaq National Market for a continuous period of two days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) any significant limitation (whether or not mandatory) by a governmental entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or Canada and Parent has determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent and its subsidiaries or Prima and its subsidiaries, (v) any decline of at least 15% in the Dow Jones Average of Industrial Stocks and 15% in the Standard & Poor's 500 Index from the levels thereof as of June 8, 2004, the last trading day immediately preceding the date of the Merger Agreement or (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

  (h)
  any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates, has acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares;

which, in the reasonable good faith judgment of Parent in any such case of clauses (a) through (h), and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by Purchaser or Parent in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

        A public announcement will be made of a material change in, or waiver of, such conditions to the extent required under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

SECTION 15.    CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

        General.    Based upon its examination of publicly available information with respect to Prima and the review of certain information furnished by Prima to Parent and discussions between representatives of Parent with representatives of Prima during Parent's investigation of Prima (see "Section 11—Background of the Offer; Past Contacts or Negotiations with Prima"), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of Prima or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action, except as described below under "State Takeover Laws." Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described in "Section 14—Conditions of the Offer" has occurred). However, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Prima, Purchaser or Parent or that certain parts of the businesses of Prima, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15—Certain Legal Matters And Regulatory Approvals." See "Section 14—Conditions of the Offer" for certain conditions of the Offer.

        State Takeover Laws.    Prima is incorporated under the laws of the State of Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On June 8, 2004, prior to the execution of the Merger Agreement, the Prima Board by unanimous vote of all directors at a meeting held on such date, approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer, the Merger and the Stockholder Agreements. Accordingly, the restrictions on business combinations provided for in Section 203 are inapplicable to the Offer and the Merger.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain circumstances. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in Grand Metropolitan plc v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Prima, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14—Conditions of the Offer."

        United Stated Antitrust Clearance.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. See "Section 2—Acceptance for Payment and Payment for Shares."

        Purchaser's acquisition of the Shares in the Offer and the Merger are each exempt from the notification requirements of the HSR Act as involving an acquisition largely of carbon-based mineral reserves and of unproductive real property. Under the rules promulgated under the HSR Act (the "HSR Rules"), an acquisition of reserves or the rights to reserves of oil, natural gas, shale or tar sands together with associated exploration or production assets is exempt from the requirements of the HSR Act if the value of the reserves, the rights and the associated exploration or production assets to be held as a result of the acquisition does not exceed U.S.$500 million. Petro-Canada has determined that the value of the carbon-based mineral reserves that will be held as a result of this acquisition does not exceed U.S.$500 million. Also exempt from the HSR Act filing requirements is the acquisition of unproductive real property, which is defined by the HSR Rules as any real property, including raw land, structures or other improvements, associated production and exploration assets, natural resources and assets incidental to the ownership of the real property, that has not generated total revenues in excess of U.S.$5 million during the 36 months preceding the acquisition. Certain of the land that will be acquired as a result of the consummation of the Offer and the Merger is unproductive real property as defined by the HSR Rules. Petro-Canada has determined that the value of the assets other than carbon-based mineral reserves and unproductive real property that will be held as a result of this acquisition does not exceed U.S.$50 million and therefore fall below the HSR Act's filing threshold.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, Prima or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, Prima and their respective subsidiaries are engaged, Purchaser and Parent believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

SECTION 16.    FEES AND EXPENSES

        Harris Nesbitt Corp. is acting as Dealer Manager for the Offer and an affiliate of Harris Nesbitt Corp. (such affiliate, together with Harris Nesbitt Corp., "Harris Nesbitt") is providing certain financial advisory services to Petro-Canada, Parent and Purchaser in connection with its acquisition of Prima, for which services Harris Nesbitt will receive customary compensation. Parent and Purchaser also have agreed to reimburse Harris Nesbitt for reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Harris Nesbitt and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Harris Nesbitt Corp. and its affiliates may actively trade or hold the securities of Parent and Prima for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Purchaser and Parent have retained Georgeson Shareholder Communications Inc. to be the Information Agent and Mellon Investor Services LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Except as described above, neither Petro-Canada, Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Shares pursuant to this Offer to Purchase. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

SECTION 17.    MISCELLANEOUS

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Purchaser or Prima not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Petro-Canada, Purchaser and Parent have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 8—Certain Information Concerning Prima."

                      RAVEN ACQUISITION CORP.

Dated: June 23, 2004

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PARENT, PURCHASER AND PETRO-CANADA(1)

1.     Directors and Executive Officers of Parent.

        The following table sets forth the name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of Petro-Canada (US) Holdings Ltd. The business address of each such director or executive officer is c/o Corporation Services Company, 2711 Centerville Road, Wilmington, Delaware 19808. Each person listed below is a Canadian citizen.

Name and Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years (1)
Hugh L. Hooker	Director of Petro-Canada (US) Holdings Ltd. since April 2004 and Raven Acquisition Corp. since June 2004, Secretary of Petro-Canada (US) Holdings Ltd. since April 2004, President of Raven Acquisition Corp. since June 2004. Associate General Counsel and Corporate Secretary of Petro-Canada since April 2004. Associate General Counsel and Assistant Secretary from June 1998 to April 2004.
W.A. Peneycad
Director and Vice-President and General Counsel of Petro-Canada (US) Holdings Ltd. since April 2004. Vice President, General Counsel and Chief Compliance Officer of Petro-Canada since April 2004. Vice President, General Counsel and Corporate Secretary of Petro-Canada from May 2000 to April 2004, and prior thereto was Vice President and General Counsel.
Kathleen E. Sendall
President of Petro-Canada (US) Holdings Ltd. since April 2004. Senior Vice-President, North American Natural Gas of Petro-Canada since 2002. Vice President, Western Canada Development and Operations of Petro-Canada from 2000 to 2002. Vice President, Engineering and Technology of Petro-Canada from 1996 to 2000.
Francois Langlois
Vice-President of Petro-Canada (US) Holdings Ltd. since April 2004. Vice-President, Continental North America Exploration of Petro-Canada since August 2002. Exploration Manager-South of Petro-Canada from April 2001 to July 2002. General Manager of Petro-Canada North Africa from December 1999 to March 2001. Team Leader, Foothills Team of Petro-Canada prior to December 1999.

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

2.     Directors and Executive Officers of Purchaser.

        The following table sets forth the name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of Raven Acquisition Corp. The business address of each such director or executive officer is c/o Corporation Services Company, 2711 Centerville Road, Wilmington, Delaware 19808. Each person listed below is a Canadian citizen.

Name and Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years (1)
Hugh L. Hooker	Director of Petro-Canada (US) Holdings Ltd. since April 2004 and Raven Acquisition Corp. since June 2004, Secretary of Petro-Canada (US) Holdings Ltd. since April 2004, President of Raven Acquisition Corp. since June 2004. Associate General Counsel and Corporate Secretary of Petro-Canada since April 2004. Associate General Counsel and Assistant Secretary from June 1998 to April 2004.
Peter A. Hutcheson	Secretary and Treasurer of Raven Acquisition Corp. since June 2004 and Senior Counsel of Petro-Canada.

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

3.     Directors and Executive Officers of Petro-Canada.

        The following table sets forth the name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of Petro-Canada. The business address of each such director or executive officer is c/o Petro-Canada is 150 - 6thAvenue S.W., Calgary, Alberta, Canada T2P 3E3. Except as otherwise noted, each person listed below is a Canadian citizen.

Name and Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years (1)
Directors
Brian F. MacNeill	Chairman of the Board of Directors of Petro-Canada. Mr. MacNeill was President and Chief Executive Officer of Enbridge Inc. until 2001.
Ron A. Brenneman	Director, President and Chief Executive Officer of Petro-Canada since 2000. Mr. Brenneman was General Manager of Corporate Planning of Exxon Corporation and held various positions with Exxon and its affiliated companies prior to 2000.
Angus A. Bruneau	Director of Petro-Canada. Dr. Bruneau currently serves as Chairman of Fortis Inc.
Gail Cook-Bennett	Director of Petro-Canada. Dr. Cook-Bennett currently serves as Chairperson of the Canada Pension Plan Investment Board.
Richard J. Currie	Director of Petro-Canada. Mr. Currie has served as Chairman of BCE Inc since May 2002. Mr. Currie was President of George Weston Limited from June 1996 to May 2002.
Claude Fontaine	Director of Petro-Canada. Mr. Fontaine is a Senior Partner at Ogilvy Renault.
Paul Haseldonckx	Director of Petro-Canada. Mr. Haseldonckx is a Corporate Director and citizen of Belgium. Mr. Haseldonckx was Chief Executive Officer of Veba Oil & Gas GmbH from 1978 to May 2002.
Thomas E. Kierans	Director of Petro-Canada. Mr. Kierans is currently the Chairman of The Canadian Institute for Advanced Research. Mr. Kierans was President and Chief Executive Officer of the C.D. Howe Institute from 1989 to 1999.
Maureen McCaw	Director of Petro-Canada. Ms. McCaw is currently President of Criterion Research.
Paul D. Melnuk	Director of Petro-Canada. Mr. Melnuk is currently the Chairman and Chief Executive Officer of Thermadyne Holdings Corporation. Mr. Melnuk was President and Chief Executive Officer of Bracknell Corporation until 2002, and prior thereto was President and Chief Executive Officer of Barrick Gold Corporation and prior thereto was President and Chief Executive Officer of Clark USA, Inc.

Guylaine Saucier, F.C.A., C.M.	Director of Petro-Canada. Ms. Saucier is a Corporate Director. Ms. Saucier was Chairperson of the Board of Directors of the Canadian Broadcasting Corporation from 1995 to 2000.
William W. Siebens	Director of Petro-Canada. Mr. Siebens is the President of Candor Investments Ltd.
Executive Officers
Ron A. Brenneman	Same principal occupation as set forth above.
Peter S. Kallos	Executive Vice-President, International of Petro-Canada since January 2004. Vice President, Corporate Planning and Communications of Petro-Canada from April 2003 to December 2003. General Manager, UK of Enterprise Oil plc from January 2000 to August 2002. Chief Executive Officer of Enterprise Oil Italy from June 1998 to January 2000. Mr. Kallos is a citizen of the United Kingdom.
Boris J. Jackman	Executive Vice-President, Downstream of Petro-Canada.
E. F. H. Roberts	Senior Vice-President and Chief Financial Officer of Petro-Canada since 2000. Vice President, Finance, Planning & Treasury of Petro-Canada from 1997 to 2000.
Brant G. Sangster	Senior Vice-President, Oil Sands of Petro-Canada since 2002. Vice President, Oil Sands of Petro-Canada from 2000 to 2002. Vice President, Marketing, Upstream of Petro-Canada from 1998 to 2000.
Kathleen E. Sendall	Senior Vice-President, North American Natural Gas of Petro-Canada since 2002. Vice President, Western Canada Development and Operations of Petro-Canada from 2000 to 2002. Vice President, Engineering and Technology of Petro-Canada from 1996 to 2000.
Gordon J. Carrick	Vice-President, East Coast of Petro-Canada since March 2002. Terra Nova Asset Manager of Petro-Canada from November 2000 to March 2002. Operations Manager, Western Canada Oil and Gas of Petro-Canada from June 1996 to November 2000.

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Mellon Investor Services LLC

By Mail: Mellon Investor Services LLC P.O. Box 3301 South Hackensack, New Jersey 07606 Attn: Corporate Actions	By Facsimile Transmission: (For Eligible Institutions Only) (201) 296-4293 Confirm Facsimile Transmission by Telephone: (221) 296-4860	By Overnight Courier: Mellon Investor Services LLC 85 Challenger Road Ridgefield Park, New Jersey 07660 Attn: Mail Stop-Reorg
By Hand: Mellon Investor Services LLC 120 Broadway-13th Floor New York, New York 10271 Attn: Corporate Actions

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below, and additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager. A Stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call:
(212) 440-9800
All Others Call Toll Free:
(800) 248-5167

The Dealer Manager for the Offer is:

Harris Nesbitt Corp.
700 Louisiana Street, Suite 4400
Houston, TX 77002
Call: (713) 223-4400

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SHARES MARKET DATA
  SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER AND PETRO-CANADA(1)